SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Unisys Corporation

(Name of Registrant as Specified In Its Charter)

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Unisys Corporation
Unisys Way
Blue Bell, PA 19424-0001

April 16, 2009

Dear Fellow Stockholder:

It is my pleasure to invite you to the Unisys 2009 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, May 28, 2009, at the Philadelphia Marriott West, which is located at 111 Crawford Avenue in West Conshohocken, Pennsylvania. The meeting will begin at 9:30 a.m.

These are unprecedented times in the global economy and financial markets. While the economic slowdown and other factors impacted the company’s results in 2008, we are taking aggressive actions to enhance our profitability, cash flow, and competitiveness. Our plan involves focusing our resources and investments, clearly differentiating Unisys in our chosen markets, enhancing our services labor delivery model, and reducing overhead expense by simplifying our business structure. We are moving quickly to implement this plan, and we are firmly committed to showing clear, demonstrable progress in our results in 2009.

You may have noticed changes in the way we are providing proxy materials to our stockholders for this year’s annual meeting. This is because we have elected to provide access to our proxy materials over the Internet under the “notice and access” rules of the Securities and Exchange Commission. We believe these rules allow us to provide our stockholders with the information they need, while reducing our printing and mailing costs and helping to conserve natural resources. The Notice of Internet Availability of Proxy Materials that you received in the mail contains instructions on how to access this proxy statement and the 2008 annual report and vote online. The Notice also includes instructions on how you can request a paper copy of the annual meeting materials.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to take a moment to vote on the items in this year’s proxy statement. Voting takes only a few minutes, and it will ensure that your shares are represented at the meeting.

I look forward to seeing you at the annual meeting, where you will hear about our results for 2008 and our priorities for 2009.

Sincerely,

J. Edward Coleman
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 28, 2009

Unisys Corporation will hold its 2009 Annual Meeting of Stockholders at the Philadelphia Marriott West, 111 Crawford Avenue, West Conshohocken, Pennsylvania, on Thursday, May 28, 2009, at 9:30 a.m. to:

1. elect two directors;

2. ratify the selection of the Company’s independent registered public accounting firm for 2009;

3. approve an amendment to the Company’s Restated Certificate of Incorporation to (a) effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1-for-5 and 1-for-20, which ratio will be selected by the Board of Directors, and (b) decrease the number of authorized shares of the Company’s common stock on a basis proportional to the reverse split ratio approved by the Board of Directors; and

4. transact any other business properly brought before the meeting.

Only record holders of Unisys common stock at the close of business on March 31, 2009 will be entitled to vote at the annual meeting.

By Order of the Board of Directors,

Nancy Straus Sundheim
Senior Vice President, General Counsel
and Secretary

Blue Bell, Pennsylvania
April 16, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to be Held on May 28, 2009:

The Company’s proxy statement and annual report are available on our website at www.unisys.com/go/proxy and www.unisys.com/go/annual.

Your vote is important. Whether or not you plan to attend the annual meeting, please promptly submit your proxy or voting instructions by Internet, telephone, or mail. For specific instructions on how to vote your shares, please refer to the instructions found on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a paper copy of the proxy materials, the enclosed proxy/voting instruction card.

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UNISYS CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 28, 2009

The Board of Directors of Unisys Corporation solicits your proxy for use at the 2009 Annual Meeting of Stockholders to be held on May 28, 2009 and at any adjournments. At the annual meeting, stockholders will be asked to elect two directors, to ratify the selection of the Company’s independent registered public accounting firm, to approve an amendment to the Company’s Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock and to decrease the number of authorized shares of common stock, and to transact any other business properly brought before the meeting.

The record date for the annual meeting is March 31, 2009. Only holders of record of Unisys common stock as of the close of business on the record date are entitled to vote at the meeting. On the record date, 370,314,728 shares of common stock were outstanding. The presence, in person or by proxy, of a majority of those shares will constitute a quorum at the meeting.

This proxy statement, the proxy/voting instruction card and the annual report of Unisys, including the financial statements for 2008, are being sent or given to stockholders on or about April 16, 2009.

Required Vote

Each share of Unisys common stock outstanding on the record date is entitled to one vote on each matter to be voted upon. Directors will be elected by the vote of a majority of the votes cast at the meeting. This means that a nominee will be elected if the number of votes cast “For” his or her election exceeds 50% of the total number of votes cast with respect to that nominee’s election. Votes cast with respect to the election of directors include votes to “Withhold” authority but do not include abstentions and broker non-votes.

The proposal to ratify the selection of the Company’s independent registered public accounting firm will be approved if it receives the affirmative vote of a majority of shares present, in person or by proxy, and entitled to vote on the matter. Abstentions will be included in the vote total for this matter and therefore will have the same effect as a negative vote; broker non-votes will not be included in the vote total and therefore will have no effect on the vote.

The proposal to amend the Company’s Restated Certificate of Incorporation to effect the reverse stock split and decrease the number of authorized shares of common stock requires the affirmative vote of a majority of the outstanding shares of common stock entitled to vote. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have the same effect as a vote “Against” the proposal.

Internet Availability of Proxy Materials

Pursuant to the “notice and access” rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide stockholders access to its proxy materials over the Internet. Accordingly, the Company sent a Notice of Internet Availability of Proxy Materials (the “Notice”) to most stockholders (other than those who previously requested electronic or paper delivery of proxy materials). The Notice includes instructions on how to access the proxy materials over the Internet and how to request a printed copy of these materials. In addition, by following the instructions in the Notice, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Choosing to receive your future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Procedures and Revocability of Proxies

Your vote is important. Shares may be voted at the annual meeting only if you are present in person or represented by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided on the proxy/voting instruction card. If you have previously elected to receive proxy materials over the Internet, you should have already received e-mail instructions on how to vote electronically.

You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary of Unisys, by timely delivery of a properly executed later-dated proxy (including an Internet or telephone vote) or by voting in person at the meeting.

The method by which you vote will in no way limit your right to vote at the meeting if you later decide to attend in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

If you properly complete and return your proxy, and do not revoke it, the proxy holders will vote your shares in accordance with your instructions. If your properly completed proxy gives no instructions, the proxy holders will vote your shares FOR the election of directors, FOR the selection of independent registered public accountants, FOR the proposal to amend the Company’s Restated Certificate of Incorporation to effect the reverse stock split and decrease the number of authorized shares of common stock and in their discretion on any other matters that properly come before the annual meeting.

If you are a participant in the Unisys Savings Plan, the proxy/voting instruction card will serve as voting instructions to the plan trustee for shares of Unisys common stock credited to your account as of March 31, 2009. The trustee will vote those shares in accordance with your instructions if it receives your completed proxy by May 26, 2009. If the proxy is not timely received, or if you give no instructions on a matter to be voted upon, the trustee will vote the shares credited to your account in the same proportion as it votes those shares for which it received timely instructions from other participants.

ELECTION OF DIRECTORS

The Board of Directors currently consists of 13 members, divided into three classes. One class of directors is elected each year to hold office for a three-year term. Two of the four directors whose terms expire in 2009, J. Edward Coleman and Leslie F. Kenne, have been nominated for reelection. Craig A. Conway has decided not to stand for reelection, and Edwin A. Huston will retire from the Board of Directors at the annual meeting because he has attained the mandatory retirement age of 70. The remaining nine directors will continue to serve as set forth below, and the Board will then consist of 11 members. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

The Board of Directors recommends a vote “FOR” all nominees.

Information Regarding Nominees and Directors

The names and ages of the nominees and directors, their principal occupations and employment during the past five years, and other information regarding them are as follows.

Nominees for Election to the Board of Directors

J. EDWARD COLEMAN
Mr. Coleman, 57, is Chairman and Chief Executive Officer of Unisys. He has been with Unisys since October 2008. Mr. Coleman has been in the information technology industry for more than 30 years, serving as CEO of Gateway, Inc. from 2006 to 2008; as senior vice president and president of enterprise computing solutions at Arrow Electronics from 2005 to 2006 and as chief executive officer of CompuCom from 1999 to 2004. He also served as chairman of CompuCom from 2001 to 2004. Prior to that, he held various leadership and executive positions at Computer Sciences Corporation and IBM Corporation. He has served as a Director of Unisys since October 2008.

LESLIE F. KENNE
Ms. Kenne, 61, is a retired Lieutenant General of the United States Air Force. Prior to retiring from the Air Force in 2003 as Deputy Chief of Staff, Warfighting Integration, Pentagon, she had a 32-year military career including technical training, command experience and responsibility for large aircraft test, evaluation and acquisition programs. She is currently an independent consultant for various defense companies and/or agencies. She is a Director of Harris Corporation. She has served as a Director of Unisys since 2006 and is a member of the Audit Committee.

Members of the Board Continuing in Office
Term Expiring in 2010

HENRY C. DUQUES
Mr. Duques, 65, is a retired Chairman and Chief Executive Officer of First Data Corporation, an electronic commerce and payment services company, a position he held from 1992 to 2002 and from 2005 to 2007. He has served as a Director of Unisys since 1998, was the non-executive Chairman of the Board from 2006 to October 2008 and has been Lead Director since October 2008.

CLAYTON M. JONES
Mr. Jones, 59, is a Director and Chairman, President and Chief Executive Officer of Rockwell Collins, Inc., a global aviation electronics and communications company. He has also held the positions of Executive Vice President of that company and Senior Vice President of its former parent company, Rockwell International Corporation. He is a Director of Deere & Company. He has served as a Director of Unisys since 2004 and is a member of the Compensation Committee and the Finance Committee.

THEODORE E. MARTIN
Mr. Martin, 69, is a retired President and Chief Executive Officer of Barnes Group Inc., a manufacturer and distributor of automotive and aircraft components and maintenance products. He has also held the position of Executive Vice President-Operations of that company. He is a Director of Ingersoll-Rand Company Limited and C.R. Bard, Inc. He has served as a Director of Unisys since 1995 and is chairman of the Compensation Committee.

CHARLES B. MCQUADE
Mr. McQuade, 67, retired in 2002 from the position of Chairman and Chief Executive Officer of Securities Industry Automation Corp. (SIAC) (now wholly owned by NYSE Euronext) after more than 20 years of service as Chief Executive Officer. He was a Director of Greenpoint Financial from 1992 until its acquisition by North Fork Bank in 2002, and a Director of Gartner, Inc. from 1999 through 2000. He has served on numerous industry and educational advisory boards. Mr. McQuade has served as a Director of Unisys since May 2008 and is a member of the Compensation Committee and the Finance Committee.

Members of the Board Continuing in Office
Term Expiring in 2011

J. P. BOLDUC
Mr. Bolduc, 69, has been Chairman and Chief Executive Officer of JPB Enterprises, Inc., an investment banking, private equity and real estate investment holding company, since April 1995. From April 2003 to September 2004, he also served as Chief Executive Officer of J. A. Jones, a multi-national construction and construction-related services company. From 1987 to 1995, he served in the positions of President and Chief Executive Officer, Vice Chairman, Chief Operating Officer and Chief Financial Officer of W. R. Grace & Co., a global specialty chemicals and health care company. He is a Director of EnPro Industries, Inc., Lance, Inc. and Management Consulting Group, PLC. He has served as a Director of Unisys since 1992 and is chairman of the Finance Committee.

JAMES J. DUDERSTADT
Dr. Duderstadt, 66, is President Emeritus and University Professor of Science and Engineering at the University of Michigan. He has served as a Director of Unisys since 1990 and is chairman of the Nominating and Corporate Governance Committee and a member of the Compensation Committee.

MATTHEW J. ESPE
Mr. Espe, 50, is a Director and Chairman and Chief Executive Officer of IKON Office Solutions, Inc., a provider of integrated document management systems and services. Prior to joining IKON in 2002, Mr. Espe had been with General Electric Company since 1980, most recently serving as President and Chief Executive Officer of GE Lighting. He has served as a Director of Unisys since 2004 and is a member of the Audit Committee and the Finance Committee.

DENISE K. FLETCHER
Ms. Fletcher, 60, is a former Executive Vice President, Finance of Vulcan Inc., an investment and project company, a position she held from 2005 to 2008. From 2004 to 2005, she served as Chief Financial Officer of DaVita, Inc., an independent provider of dialysis services in the United States. From 2000 to 2003, she was Executive Vice President and Chief Financial Officer of MasterCard International, an international payment solutions company. She has served as a Director of Unisys since 2001 and is a member of the Audit Committee and the Nominating and Corporate Governance Committee.

CLAY B. LIFFLANDER
Mr. Lifflander, 46, has been President of Millbrook Capital Management, Inc. since 1995 and of MMI Investments, L.P. since 1996. Previously, he served as President of the New York City Economic Development Corporation under then Mayor Rudolph Giuliani and as Managing Director in the M&A Group at Smith Barney. He served as Chief Executive Officer of Key Components LLC from 1995 to 2004 and currently serves on the Board of the Hudson River Museum. He is a former Director of Dendrite International, Inc., Key Components and the United Nations Development Corporation. He has served as a Director of Unisys since May 2008 and is a member of the Finance Committee and the Nominating and Corporate Governance Committee.

Board Meetings; Attendance at Annual Meetings

The Board of Directors held 14 meetings in 2008. During 2008, all directors other than Mr. Espe attended at least 75% of the meetings of the Board of Directors and standing committees on which they served.

It is the Company’s policy that all directors should attend the annual meeting of stockholders. All of the Company’s directors at the time of the 2008 annual meeting attended that meeting except Mr. Espe.

Independence of Directors

All of the Company’s directors other than Mr. Coleman meet the independence requirements prescribed by the New York Stock Exchange (“NYSE”) and, in the case of members of the Audit Committee, also meet the audit committee independence requirements prescribed by the SEC. In assessing whether a director has a material relationship with Unisys (either directly or as a partner, stockholder or officer of an organization that has a relationship with Unisys), the Board uses the criteria outlined below in paragraph 2 of “Corporate Governance Guidelines”. All non-employee directors met these criteria in 2008. In particular, two of the Company’s non-employee directors, Mr. Espe and Mr. Jones, served as chief executive officer of a company that does business with Unisys in the ordinary course. In each instance, combined Unisys sales to and purchases from the director’s company in 2008 represented less than one percent of that company’s annual revenue. In addition, two of the Company’s non-employee directors, Mr. Bolduc and Mr. Espe, served as directors of organizations to which the Company made charitable contributions in 2008. In each instance, the amounts contributed by Unisys to the charitable organization represented less than one percent of the organization’s annual charitable receipts.

Committees

The Board of Directors has a standing Audit Committee, Compensation Committee, Finance Committee and Nominating and Corporate Governance Committee. The specific functions and responsibilities of each committee are set forth in its charter, which is available on the Company’s Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors and is also available in print to any stockholder who requests it.

Audit Committee

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements and its financial reporting and disclosure practices, the soundness of its systems of internal financial and accounting controls, the independence and qualifications of its independent registered public accounting firm, the performance of its internal auditors and independent registered public accounting firm, the Company’s compliance with legal and regulatory requirements and the soundness of its ethical and environmental compliance programs. The Audit Committee held 10 meetings in 2008. Its members are Mr. Espe, Ms. Fletcher, Mr. Huston (chair) and Ms. Kenne. For 2008, the Board determined that each of Mr. Espe, Ms. Fletcher and Mr. Huston was an audit committee financial expert as defined by the SEC. Mr. Huston will be retiring from the Board at the 2009 annual meeting, and the Board has determined that the audit committee financial experts will then be Mr. Espe and Ms. Fletcher.

Compensation Committee

The Compensation Committee oversees the compensation of the Company’s executives, the Company’s executive management structure, the compensation-related policies and programs involving the Company’s executive management and the level of benefits of officers and key employees. In this capacity, the committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives and with stockholder interests. Under its charter, the Compensation Committee annually reviews and approves goals and objectives relevant to the compensation of the chief executive officer, evaluates the performance of the chief executive officer in light of those goals and makes recommendations to the independent members of the Board concerning the compensation level of the chief executive officer. The committee also annually reviews and approves compensation levels of the other elected officers. In this regard, the committee solicits input from the Company’s chief executive officer regarding the compensation of those executives who report directly to him. The Compensation Committee also reviews and recommends to the Board the adoption of director compensation programs. The Company’s guidelines regarding the compensation of directors are described more fully in paragraph 11 of “Corporate Governance Guidelines” below. As is discussed more fully below in “Compensation Discussion and Analysis”, the Compensation Committee regularly receives reports and recommendations from management and from the committee’s outside compensation consultant to assist it in carrying out its responsibilities. Under its charter, the committee also may consult with legal, accounting or other advisors, as appropriate, and may form and delegate authority to subcommittees when appropriate. The Compensation Committee held seven meetings in 2008. Its members are Dr. Duderstadt, Mr. Jones, Mr. Martin (chair) and Mr. McQuade.

Finance Committee

The Finance Committee oversees the Company’s financial affairs, including its capital structure, financial arrangements, capital spending and acquisition and disposition plans. It also oversees the management and investment of funds in the pension, savings and welfare benefit plans sponsored by the Company. The Finance Committee held six meetings in 2008. Its members are Mr. Bolduc (chair), Mr. Espe, Mr. Lifflander, Mr. Jones and Mr. McQuade.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies and reviews candidates and recommends to the Board of Directors nominees for membership on the Board of Directors. It also oversees the Company’s corporate governance. The Nominating and Corporate Governance Committee held five meetings in 2008. Its members are Mr. Conway, Dr. Duderstadt (chair), Ms. Fletcher and Mr. Lifflander.

Director Nomination Process

As part of the nomination process, the Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of new Board members in the context of the current make-up of the Board and for identifying qualified candidates for Board membership. In so doing, the Nominating and Corporate Governance Committee considers a number of factors including independence, experience, strength of character, mature judgment, technical skills, diversity, age and the extent to which the individual would fill a present need on the Board.

The Nominating and Corporate Governance Committee also reviews recommendations for Board membership received from stockholders and other qualified sources. Recommendations on director candidates must be in writing and addressed to the Chairman of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Unisys Corporation, Unisys Way, Blue Bell, Pennsylvania 19424.

See “Related Party Transactions” below for a description of the agreement, dated May 20, 2008, between the Company, MMI Investments, L.P., MCM Capital Management, LLC, Clay B. Lifflander and Charles B. McQuade pursuant to which Mr. Lifflander and Mr. McQuade were appointed to the Board of Directors.

Communications with Directors

Stockholders and other interested parties may send communications to the Board of Directors or to the non-management directors as a group by writing to them c/o Corporate Secretary, Unisys Corporation, Unisys Way, Blue Bell, Pennsylvania 19424. All communications directed to Board members will be delivered to them.

Code of Ethics and Business Conduct

Unisys has a code of ethics, the Unisys Code of Ethics and Business Conduct, that applies to all employees, officers (including the chief executive officer, chief financial officer and principal accounting officer or controller) and directors. The code is posted on the Company’s Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors and is also available in print to any stockholder who requests it. The Company intends to post amendments to or waivers from the code (to the extent applicable to the

Company’s chief executive officer, chief financial officer or principal accounting officer or controller) at this location on its web site.

Corporate Governance Guidelines

The Board of Directors has adopted Guidelines on Significant Corporate Governance Issues. The full text of these guidelines is available on the Company’s Internet web site at www.unisys.com in the Investors section under Corporate Governance and Board of Directors and is also available in print to any stockholder who requests it. Among other matters, the guidelines cover the following:

1. A majority of the Board of Directors shall qualify as independent under the listing standards of the New York Stock Exchange.

2. The Nominating and Corporate Governance Committee reviews annually with the Board the independence of outside directors. Following this review, only those directors who meet the independence qualifications prescribed by the New York Stock Exchange and who the Board affirmatively determines have no material relationship with the Company will be considered independent. The Board has determined that the following commercial or charitable relationships will not be considered to be material relationships that would impair independence: (a) if a director is an executive officer or partner of, or owns more than a ten percent equity interest in, a company that does business with Unisys, and sales to or purchases from Unisys are less than one percent of the annual revenues of that company and (b) if a director is an officer, director or trustee of a charitable organization, and Unisys contributions to that organization are less than one percent of its annual charitable receipts.

3. The Nominating and Corporate Governance Committee is responsible for determining the appropriate skills and characteristics required of Board members in the context of its current make-up, and will consider factors such as independence, experience, strength of character, mature judgment, technical skills, diversity and age in its assessment of the needs of the Board.

4. If the Chairman of the Board is not an employee of the Company, the Chairman should qualify as independent under the listing standards of the New York Stock Exchange. Members of the Audit, Compensation, and Nominating and Corporate Governance Committees must also so qualify.

5. It is the sense of the Board that the Company’s by-law provision that no person shall be elected a director after attaining age 70 is appropriate, and accordingly, no director should serve beyond the annual stockholders’ meeting following the attainment of age 70.

6. Directors should volunteer to resign from the Board upon a change in primary job responsibility. The Nominating and Corporate Governance Committee will review the appropriateness of continued Board membership under the circumstances and will recommend, and the Board will determine, whether or not to accept the director’s resignation. In addition, if the Company’s chief executive officer resigns from that position, he is expected to offer his resignation from the Board at the same time.

7. Non-management directors are encouraged to limit the number of public company boards on which they serve to no more than four in addition to the Company’s and should advise the Chairman of the Board and the general counsel of the Company before accepting an invitation to serve on another board.

8. The non-management directors will meet in executive session at all regularly scheduled Board meetings. They may also meet in executive session at any time upon request. If the Chairman of the Board is an employee of the Company, the Board will elect from the independent directors a lead director who will preside at executive sessions. If the Chairman is not an employee, the Chairman will preside at executive sessions.

9. Board members have complete access to Unisys management. Members of senior management who are not Board members regularly attend Board meetings, and the Board encourages senior management, from time to time, to bring into Board meetings other managers who can provide additional insights into the matters under discussion.

10. The Board and its committees have the right at any time to retain independent outside financial, legal or other advisors.

11. It is appropriate for the Company’s staff to report once a year to the Compensation Committee on the status of Board compensation in relation to other large U.S. companies. Changes in Board compensation, if any, should come at the suggestion of the Compensation Committee, but with full discussion and concurrence by the Board. Particular attention will be paid to structuring Board compensation in a manner aligned with stockholder interests. In this regard, a meaningful portion of a director’s compensation should be provided and held in stock options and/or stock units. Directors should not, except in rare circumstances approved by the Board, draw any consulting, legal or other fees from the Company. In no event shall any member of the Audit Committee receive any compensation from the Company other than directors’ fees.

12. The Company will provide an orientation program for new directors. The Company will also provide directors with presentations from time to time on topics designed by the Company or third-party experts to assist directors in carrying out their responsibilities. Directors may also attend appropriate continuing education programs at the Company’s expense.

13. The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

14. The non-management directors will evaluate the performance of the chief executive officer annually and will meet in executive session, led by the chairperson of the Compensation Committee, to review this performance. The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management. Based on this evaluation, the Compensation Committee will recommend, and the members of the Board who meet the independence criteria of the New York Stock Exchange will determine and approve, the compensation of the chief executive officer.

15. To assist the Board in its planning for the succession to the position of chief executive officer, the chief executive officer is expected to provide an annual report on succession planning to the Compensation Committee.

16. The Company’s stockholder rights plan expired on March 17, 2006, and it has no present intention to adopt a new one. Subject to its continuing fiduciary duties, which may dictate otherwise depending on the circumstances, the Board shall submit the adoption of any future stockholder rights plan to a vote of the stockholders. Any stockholder rights plan adopted or extended without stockholder approval shall be approved by a majority of the independent members of the Board and shall be in response to specific, articulable circumstances that are deemed to warrant such action without the delay that might result from seeking prior stockholder approval. If the Board adopts or extends a rights plan without prior stockholder approval, the Board shall, within one year, either submit the plan to a vote of the stockholders or redeem the plan or cause it to expire.

Related Party Transactions

The Company is required to disclose any transactions since the beginning of 2008 (or any currently proposed transaction) in which the Company was a participant, the amount involved exceeds $120,000 and a director or executive officer, any immediate family member of a director or executive officer or any person or group beneficially owning more than 5% of the Company’s common stock had a direct or indirect material interest.

On May 20, 2008, the Company entered into an agreement with MMI Investments, L.P. (“MMI”), MCM Capital Management, LLC, Clay B. Lifflander and Charles B. McQuade (collectively, the “MMI Group”) pursuant to which Mr. Lifflander and Mr. McQuade were appointed to the Board of Directors, to serve in the respective class of directors set forth above. Pursuant to the agreement, Mr. McQuade was appointed to the Compensation Committee and the Finance Committee, and Mr. Lifflander was appointed to the Nominating and Corporate Governance Committee and the Finance Committee, in each case, immediately following the 2008 annual meeting of stockholders. Under the terms of the agreement, the Company agreed to reimburse the MMI Group’s reasonable, documented out-of-pocket fees and expenses incurred in connection with the negotiation and execution of the agreement and other matters related to the 2008 annual meeting in an amount up to $125,000. The Company was informed that this amount included a $50,000 payment made by MMI to Mr. McQuade for agreeing to serve on the Board as MMI’s nominee. See “Security Ownership by Certain Beneficial Owners and Management” below for the beneficial ownership of Unisys common stock reported by MMI Investments, L.P., MCM Capital Management, LLC and Mr. Lifflander.

During 2008, the law firm Pepper Hamilton LLP, which has represented Unisys on a variety of matters for more than 20 years, provided legal services to Unisys for fees of approximately $800,000. The husband of Nancy Straus Sundheim is a partner in that firm. Ms. Sundheim has been Senior Vice President, General Counsel and Secretary of Unisys since 2001. Since that date, at the request of Mr. Sundheim, Pepper Hamilton has excluded from Mr. Sundheim’s annual compensation any income attributable to Unisys matters. Also, since 2001, it has been the Company’s practice that any decision to retain Pepper Hamilton is made by the chief executive officer, in consultation with the Unisys attorney responsible for the matter. Ms. Sundheim has no input in the decision to retain the firm.

Currently the Company has not adopted a policy specifically directed at the review, approval or ratification of related party transactions required to be disclosed. However, under the Unisys Code of Ethics and Business Conduct, all employees, officers and directors are required to avoid conflicts of interest. Employees (including officers) must review with, and obtain the approval of, their immediate supervisor and the Company’s Corporate Ethics Office, any situation (without regard to dollar amount) that may involve a conflict of interest. Directors should raise possible conflicts of interest with the chief executive officer or the general counsel. The code of ethics defines a conflict of interest as any relationship, arrangement, investment or situation in which loyalties are divided between Unisys interests and personal interests and specifically notes involvement (either personally or through a family member) in a business that is a competitor, supplier or customer of the Company as a particularly sensitive area that requires careful review.

Audit Committee Report

In performing its oversight responsibilities as defined in its charter, the Audit Committee has reviewed and discussed the audited financial statements and reporting process, including the system of internal controls, with management and with KPMG LLP, the Company’s independent registered public accounting firm for the year ended December 31, 2008. The committee has also discussed with KPMG LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended, (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the committee has received from KPMG LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the committee concerning independence and has discussed with KPMG LLP their independence. The committee has also considered the compatibility of audit-related services, tax services and other non-audit services with the firm’s independence.

Based on these reviews and discussions, the committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC.

Audit Committee

Matthew J. Espe
Denise K. Fletcher
Edwin A. Huston
Leslie F. Kenne

Independent Registered Public Accounting Firm Fees and Services

KPMG LLP was the Company’s independent registered public accounting firm for the year ended December 31, 2008, and Ernst & Young LLP was the Company’s independent registered public accounting firm for the year ended December 31, 2007. Fees for KPMG LLP and Ernst & Young LLP for professional services rendered in respect of 2008 and 2007 (in millions of dollars), respectively, are as follows:

	2008	2007

Audit Fees	$9.0	$8.8
Audit-Related Fees	0.8	2.1
Tax Fees	1.1	0.1
All Other Fees	—	—

Audit fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, assistance with and review of documents filed with the SEC and Section 404 attestation procedures. Audit-related fees consist of fees for employee benefit plan audits, accounting advice regarding specific transactions and various attestation engagements. Tax fees principally represent fees for tax compliance services.

The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm. The committee has also adopted an Audit and Non-Audit Services Pre-Approval Policy that contains a list of pre-approved services, which the committee may revise from time to time. In addition, the Audit Committee has delegated pre-approval authority, up to a fee limitation of $150,000 per service, to the chairman of the committee.

The chairman of the committee reports any such pre-approval decision to the Audit Committee at its next scheduled meeting.

Relationship with Independent Registered Public Accounting Firms

As stated above, Ernst & Young LLP was the Company’s independent registered public accounting firm for the year ended December 31, 2007. On March 14, 2008, the Audit Committee dismissed Ernst & Young LLP, and on March 19, 2008, the Audit Committee engaged KPMG LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ended December 31, 2008.

The audit report of Ernst & Young LLP on the consolidated financial statements of the Company for the year ended December 31, 2007 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During the year ended December 31, 2007 and from January 1, 2008 through March 14, 2008, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Ernst & Young LLP’s satisfaction, would have caused Ernst & Young LLP to make reference to the subject matter of such disagreements in connection with its report on the financial statements for such period.

During the year ended December 31, 2007 and from January 1, 2008 through March 14, 2008, there were no reportable events (as defined in Regulation S-K Item 304 (a)(1)(v)), except that as of December 31, 2007, the Company’s internal control over financial reporting was not effective due to the existence of a material weakness as more fully described in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The Company concluded that a material weakness in internal control over financial reporting existed related to its control environment because the Company did not have a sufficient number of personnel with an appropriate level of U.S. GAAP knowledge and experience commensurate with its financial reporting requirements. The Company authorized Ernst & Young LLP to respond fully to inquiries of KPMG LLP concerning the material weakness. The Company remediated the material weakness during the fourth quarter of 2008.

During the year ended December 31, 2007 and in the subsequent interim period prior to the Company’s engagement of KPMG LLP, neither the Company nor anyone on its behalf consulted KPMG LLP regarding the application of accounting principles to a specified transaction (completed or proposed), the type of audit opinion that might be rendered on the Company’s financial statements, any matter being the subject of disagreement or “reportable event” or any other matter as defined in Regulation S-K, Item 304 (a)(1)(iv) or (a)(1)(v).

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has engaged the firm of KPMG LLP as the independent registered public accounting firm to audit the Company’s financial statements for the year ending December 31, 2009. As stated above, KPMG LLP was the Company’s independent registered public accounting firm for the year ended December 31, 2008. The Company expects that representatives of KPMG LLP will be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders. The Board of

Directors considers KPMG LLP to be well qualified to serve as the independent registered public accounting firm for Unisys and recommends a vote for the proposal to ratify their selection.

The Board of Directors recommends a vote “FOR” the proposal to ratify the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2009.

AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION TO
EFFECT A REVERSE STOCK SPLIT

The Company’s Board of Directors has unanimously adopted and is submitting for stockholder approval an amendment to the Company’s Restated Certificate of Incorporation to (1) effect a reverse stock split at a reverse split ratio of between 1-for-5 and 1-for-20, which ratio will be selected by the Board of Directors following stockholder approval and prior to the time of filing of a Certificate of Amendment with the Delaware Secretary of State, and (2) decrease the total number of authorized shares of the Company’s common stock on a basis proportional to the reverse split ratio approved by the Board of Directors. Pursuant to the law of Delaware, the Company’s state of incorporation, the Board of Directors must adopt any amendment to the Company’s Restated Certificate of Incorporation and submit the amendment to stockholders for their approval. The form of the proposed amendment to the Company’s Restated Certificate of Incorporation to effect the reverse stock split is attached to this Proxy Statement as Annex A.

The Board, in its discretion, may elect, at any time prior to next year’s annual meeting of stockholders, to effect any reverse split ratio within the range set forth above upon receipt of stockholder approval, or none of them if the Board determines in its discretion not to proceed with the reverse stock split. The Company believes that the availability of a range of reverse split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for the Company and its stockholders. In determining which reverse stock split ratio to implement, if any, following the receipt of stockholder approval, the Board of Directors may consider, among other things, factors such as:

•	the historical trading price and trading volume of the common stock;

•	the then prevailing trading price and trading volume of the common stock and the anticipated impact of the reverse stock split on the trading market for the common stock;

•	the Company’s ability to continue its listing on the NYSE;

•	which reverse split ratio would result in the greatest overall reduction in the Company’s administrative costs; and

•	prevailing general market and economic conditions.

Reasons for the Reverse Stock Split

The Board of Directors believes that stockholders should authorize the reverse split for the following reasons:

•	Compliance with NYSE Listing Standards. The Company’s common stock is listed on the NYSE under the symbol “UIS”. The Company was notified in writing by the NYSE on December 4, 2008 that it was below the criteria of the NYSE for continued listing because the average per share closing price of the common stock over a consecutive 30-trading-day period was less than $1.00. On December 12, 2008, the Company provided written notice to the NYSE of its intent to take actions to cure the deficiency, including a plan to pursue a reverse stock split. The Board of Directors believes that the increase in the stock price that it expects to result from the reverse stock split will reduce the risk that the Company’s common stock will be delisted by the NYSE.

•	Increase in Eligible Investors. A reverse stock split would allow a broader range of institutions and other investors in the Company’s common stock, such as funds that are prohibited from buying stocks whose price is below a certain threshold, potentially increasing trading volume and liquidity.

•	Increased Broker Interest. A reverse stock split would help increase broker interest in the Company’s common stock as their policies can discourage them from recommending companies with lower stock prices. Because of the trading volatility often associated with lower-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of the Company’s common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the stock price were substantially higher.

•	Decreased Stock Price Volatility. The Board of Directors believes that the increase in the stock price that it expects to result from the reverse stock split could decrease price volatility, as small changes in the price of the Company’s common stock currently result in relatively large percentage changes in the stock price.

•	Decrease the Company’s Costs. The Board of Directors believes that the reverse stock split would also reduce certain of the Company’s costs, such as NYSE listing fees.

Possible Disadvantages of the Reverse Stock Split

The Board of Directors believes that the potential advantages of a reverse stock split significantly outweigh any disadvantages that may result. The following are possible disadvantages of a reverse stock split:

The reverse stock split may not increase the price of the Company’s common stock.  Although the Board of Directors expects that a reverse stock split will result in an increase in the price of the Company’s common stock, the effect of a reverse stock split cannot be predicted with certainty. Other factors, such as the Company’s financial results, market conditions and the market perception of the Company’s business may adversely affect the stock price. As a result, there can be no assurance that the reverse stock split, if completed, will result in the intended benefits described above, that the stock price will increase following the reverse stock split or that the stock price will not decrease in the future.

The reverse stock split may decrease the trading market for the Company’s common stock.  Because the reverse stock split will reduce the number of shares of common stock available in the public market, the trading market for the Company’s common stock may be harmed, particularly if the stock price does not increase as a result of the reverse stock split.

The reverse stock split may leave certain stockholders with “odd lots”.  The reverse stock split may result in some stockholders owning “odd lots” of fewer than 100 shares of the common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Effects of the Reverse Stock Split

General

If the reverse stock split is approved and implemented, the principal effects will be to decrease the number of outstanding shares of the Company’s common stock based on the reverse stock split ratio selected by the Board of Directors and to proportionately decrease the number of authorized shares of the common stock. As of December 31, 2008, approximately 370 million shares of common stock were issued and outstanding. Based on this number of shares issued and outstanding and, for illustrative purposes only, assuming a reverse split ratio of 1-for-10, the Company would have approximately 37 million shares outstanding immediately following the completion of the reverse stock split (without giving effect to the treatment of fractional shares discussed below).

The reverse stock split will not affect the registration of the common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the listing of the common stock on the NYSE. Following the reverse stock split, the common stock will continue to be listed on the NYSE under the symbol “UIS”, although it will be considered a new listing with a new CUSIP number.

Proportionate voting rights and other rights of the holders of the common stock will not be affected by the reverse stock split, other than as a result of the treatment of fractional shares as described below. Except for stockholders who are cashed out as a result of holding fractional shares and the adjustments that may result from the treatment of fractional shares discussed below, the number of stockholders of record will not be affected by the reverse stock split and each stockholder will hold the same percentage of common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split.

Effectiveness of Reverse Stock Split

The reverse stock split, if approved by stockholders, would become effective upon the filing and effectiveness (the “Effective Time”) of a Certificate of Amendment to the Company’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. It is expected that this filing will take place promptly following the annual meeting, assuming the stockholders approve the amendment. However, the exact timing of the filing of the amendment will be determined by the Board of Directors based on its evaluation as to when such action will be the most advantageous to the Company and its stockholders. If the Board fails to implement the reverse stock split by next year’s annual meeting, stockholder approval would be required again prior to implementing any reverse stock split. In addition, the Board reserves the right, notwithstanding stockholder approval and without further action by the stockholders, to elect not to proceed with the reverse stock split if, at any time prior to filing the Certificate of Amendment, the Board, in its sole discretion, determines that it is no longer in the Company’s best interests and the best interests of its stockholders to proceed with the reverse stock split.

Effect on the Company’s Stock Plans

As shown on the table on page 22, as of December 31, 2008, approximately 42 million shares were issuable upon the exercise of outstanding stock options and upon the vesting of outstanding restricted stock units, and approximately 24.5 million additional shares were reserved and available for issuance pursuant to future awards under the Company’s stock incentive plans. Under these plans, the number of shares reserved and available for issuance and the number, exercise price, grant price or purchase price of shares subject to outstanding awards will be proportionately adjusted based on the reverse split ratio selected by the Board of Directors if the reverse stock split is effected. As a result, using the above data as of December 31, 2008 and assuming for illustrative purposes only that a 1-for-10 reverse stock split is effected, the number of shares issuable upon exercise or vesting of outstanding awards would be adjusted from 42 million to 4.2 million, and the 24.5 million shares that were available for future issuance under the stock plans would be adjusted to 2.45 million shares (subject to increase as and when awards made under the stock plans expire or are forfeited and are returned in accordance with the terms of the plans). For individual holders, the number of shares subject to outstanding awards would be reduced by a factor of 10 and, in the case of outstanding stock options, the exercise price per share would be increased by a multiple of 10, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company would remain the same. For example, an outstanding stock option for 5,000 shares of common stock, exercisable at $1.00 per share, would be adjusted as a result of a 1-for-10 split ratio into an option exercisable for 500 shares of common stock at an exercise price of $10.00 per share.

Effect on Authorized but Unissued Shares of Common Stock

Currently, the Company is authorized to issue up to a total of 760,000,000 shares, comprising 720,000,000 shares of common stock and 40,000,000 shares of preferred stock. Concurrently with the reverse stock split, the Company intends to decrease its authorized shares of common stock by the same ratio as the reverse stock split (rounded to the nearest whole number). For example, assuming for illustrative purposes only a 1-for-10 reverse stock split, the number of authorized shares of common stock would be decreased to 72 million. The number of authorized shares of preferred stock will not change.

Fractional Shares

The Company does not currently intend to issue fractional shares in connection with the reverse stock split. Stockholders who would otherwise hold fractional shares because the number of shares of common stock they hold before the reverse stock split is not evenly divisible by the split ratio ultimately selected by the Board of Directors will receive cash (without interest) in lieu of such fractional shares in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Company’s transfer agent of all fractional shares otherwise issuable. Stockholders who own their shares in certificate form will receive such cash payment in lieu of fractional shares following the surrender of their pre-split certificates for post-split shares. The ownership of a fractional share interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. Unisys will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that would otherwise be fractional shares.

Stockholders should be aware that, under the escheat laws of various jurisdictions, sums due for fractional interests that are not timely claimed after the Effective Time may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or the transfer agent concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, stockholders otherwise entitled to receive such funds, but who do not receive them, will have to seek to obtain such funds directly from the state to which they were paid.

Effect on Par Value

The proposed amendments to the Company’s Restated Certificate of Incorporation will not affect the par value of the common stock, which will remain at $.01 per share.

Reduction In Stated Capital

As a result of the reverse stock split, upon the Effective Time, the stated capital on the Company’s balance sheet attributable to the common stock, which consists of the par value per share of the common stock multiplied by the aggregate number of shares of the common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, the Company’s additional paid-in capital account, which consists of the difference between the Company’s stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of the common stock, will be credited with the amount by which the stated capital is reduced. The Company’s stockholders’ equity, in the aggregate, will remain unchanged.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, the Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Effect on Registered and Beneficial Holders

If the reverse stock split is effected, the Company intends to treat beneficial holders (i.e., stockholders who hold their shares in “street name” through a bank, broker or other nominee) in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding shares in “street name”. However, these banks, brokers or other nominees may have their own procedures for processing the reverse stock split. Stockholders who hold shares with a bank, broker or other nominee and have questions in this regard are encouraged to contact their bank, broker or other nominee.

Effect on Registered Book-Entry Holders

The Company’s registered stockholders may hold some or all of their shares electronically in book-entry form under the direct registration system for securities. These stockholders will not have stock certificates evidencing their ownership of the Company’s common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

•	If you hold shares in a book-entry form, you do not need to take any action to receive your post-split shares or your cash payment in lieu of any fractional share interest, if applicable. If you are entitled to post-split shares, a transaction statement will automatically be sent to your address of record indicating the number of shares you hold.

•	If you are entitled to a payment in lieu of any fractional share interest, a check will be mailed to you at your registered address as soon as practicable after the Company’s transfer agent completes the aggregation and sale described above in “Fractional Shares”. By signing and cashing this check, you will warrant that you owned the shares for which you received a cash payment.

Effect on holders of Registered Certificated Shares

Some registered stockholders hold their shares of Unisys common stock in certificate form or a combination of certificate and book-entry form. If any of your shares are held in certificate form, you will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The transmittal letter will contain instructions on how to surrender your certificate(s) representing your pre-split shares to the transfer agent. Upon receipt of your properly completed and executed letter of transmittal and your stock certificate(s), you will be issued the appropriate number of shares electronically in book-entry form under the direct registration system. This means that, instead of receiving a new stock certificate, you will receive a direct registration statement that indicates the number of post-split shares you own in book-entry form. At any time after receipt of your direct registration statement, you may request a stock certificate representing your post-split ownership interest. If you are entitled to a payment in lieu of any fractional share interest, payment will be made as described above under “Fractional Shares”.

No new shares in book-entry form will be issued and no payment in lieu of any fractional share interest will be made to you until you surrender your outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent.

YOU SHOULD NOT SEND YOUR CERTIFICATES NOW. YOU SHOULD SEND THEM ONLY AFTER YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.

No Appraisal Rights

Under the Delaware General Corporation Law, the Company’s stockholders are not entitled to dissenter’s rights or appraisal rights with respect to the reverse stock split described in this proposal.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following is a general summary of certain U.S. federal income tax consequences of the reverse stock split that may be relevant to stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences that may differ from those discussed below. This summary does not purport to be complete and does not address all aspects of federal income taxation that may be relevant to stockholders in light of their particular circumstances or to stockholders that may be subject to special tax rules, including, without limitation: (i) stockholders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) foreign stockholders or U.S. stockholders whose “functional currency” is not the U.S. dollar; (ix) persons holding the common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (x) persons who acquire shares of the common stock in connection with employment or other performance of services; (xi) dealers and other stockholders that do not own their shares of common stock as capital assets; or (xii) U.S. expatriates. In addition, this summary does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction and U.S. federal tax consequences other than federal income taxation. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of the common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.

The Company has not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service (“IRS”) regarding the United States federal income tax consequences of the reverse stock split and there can be no assurance the IRS will not challenge the statements and conclusions set forth below or that a court would not sustain any such challenge. EACH STOCKHOLDER SHOULD CONSULT SUCH HOLDER’S TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT TO SUCH STOCKHOLDER.

The reverse stock split should constitute a “recapitalization” for U.S. federal income tax purposes. As a result, a stockholder generally should not recognize gain or loss upon the reverse stock split, except with respect to cash received in lieu of a fractional share of the common stock, as discussed below. A stockholder’s aggregate tax basis in the shares of the common stock received pursuant to the reverse stock split should equal the aggregate tax basis of the shares of the common stock surrendered (excluding any portion of such basis that is allocated to any fractional share of the common stock), and such stockholder’s holding period (i.e., acquired date) in the shares of the common stock received should include the holding period in the shares of the common stock surrendered. Treasury regulations promulgated under the Internal Revenue Code provide detailed rules for allocating the tax basis and holding period of the shares of the common stock surrendered to the shares of the common stock received pursuant to the reverse stock split. Stockholders who acquired their shares of common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

A stockholder who receives cash in lieu of a fractional share of the common stock pursuant to the reverse stock split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s tax basis in the shares of the common stock surrendered that is allocated to such fractional share of the common stock. Such capital gain or loss should be long term capital gain or loss if the holder’s holding period for the common stock surrendered exceeded one year at the Effective Time.

Information Reporting and Backup Withholding.  Information returns generally will be required to be filed with the IRS with respect to the receipt of cash in lieu of a fractional share of the common stock pursuant to the reverse stock split. In addition, stockholders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the stockholder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO (1) EFFECT A REVERSE STOCK SPLIT AT A REVERSE SPLIT RATIO OF BETWEEN 1-FOR-5 AND 1-FOR-20, WHICH RATIO WILL BE SELECTED BY THE BOARD OF DIRECTORS PRIOR TO THE TIME OF FILING OF A CERTIFICATE OF AMENDMENT WITH THE DELAWARE SECRETARY OF STATE, AND (2) DECREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2008 with respect to compensation plans under which Unisys common stock is authorized for issuance.

				Number of securities
	Number of securities			remaining available for
	to be issued		Weighted-average	future issuance under
	upon exercise of		exercise price of	equity compensation plans
	outstanding options,		outstanding options,	(excluding securities
	warrants and rights		warrants and rights	reflected in column (a))
Plan category	(a)		(b)	(c)

Equity compensation plans approved by	29.073 million	(1)	$17.33
security holders	7.762 million	(2)	$0	24.505 million(3)
Equity compensation plans not approved	5.067 million	(5)	$10.70
by security holders(4)	0.133 million	(6)	$0	0
Total	42.035 million		$16.35	24.505 million

(1)	Represents stock options.

(2)	Represents restricted share units and stock units. Assumes that performance-based restricted stock units will vest at target.

(3)	6.317 million shares are issuable under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan (the “2003 Plan”) and 18.188 million shares are issuable under the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan (the “2007 Plan”). Assumes that outstanding performance-based restricted stock units will vest at target.

(4)	Comprises the Unisys Corporation Director Stock Unit Plan (the “Stock Unit Plan”) and the 2002 Stock Option Plan (the “2002 Plan”). Under the Stock Unit Plan, directors received a portion of their annual retainers and attendance fees in common stock equivalent units. The Stock Unit Plan was terminated in 2004, and stock units are now granted to directors under either the 2003 Plan or the 2007 Plan, both of which were approved by stockholders. Under the 2002 Plan, stock options could be granted to key employees other than elected officers to purchase the Company’s common stock at no less than 100% of fair market value at the date of grant. Options generally had a maximum duration of ten years and were exercisable in four equal annual installments beginning one year after the date of grant. The 2002 Plan was replaced by the 2003 Plan in 2003. No further awards will be made under either the Stock Unit Plan or the 2002 Plan, and no shares (other than shares subject to outstanding options and other awards previously made) are available for future issuance under either plan.

(5)	Represents options granted under the 2002 Plan.

(6)	Represents stock units granted under the Stock Unit Plan.

SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Shown below is information with respect to persons or groups that beneficially own more than 5% of Unisys common stock. This information is derived from Schedules 13D and 13G filed by such persons or groups.

Name and Address of	Number of Shares		Percent
Beneficial Owner	of Common Stock		of Class

Brandes Investment Partners, L.P.	28,814,519	(1)	7.95
Brandes Investment Partners, Inc.
Brandes Worldwide Holdings, L.P.
Charles H. Brandes
Glenn R. Carlson
Jeffrey A. Busby
11988 El Camino Real,
Suite 500
San Diego, CA 92130
Joseph L. Harrosh	22,456,789	(2)	6.199
P.O. Box 6009
Fremont, CA 94538
MMI Investments, L.P.	26,322,000	(2,3)	7.3
MCM Capital Management, LLC
Clay B. Lifflander
1370 Avenue of the Americas New York, NY 10019
Steel Partners II, L.P.	33,029,847	(2)	9.1
Steel Partners LLC
WebFinancial L.P.
Warren G. Lichtenstein
500 Madison Avenue New York, NY 10022
Steel Partners II Master Fund L.P.
c/o Morgan Stanley Fund Services (Cayman) Ltd.
Cricket Square, 2d Floor, Boundary Hall Hutchins Drive P.O. Box 2681 Grand Cayman KY1-1111 Cayman Islands

(1)	Shared dispositive power has been reported for 28,814,519 shares. Shared voting power has been reported for 22,637,034 shares.

(2)	Sole dispositive and sole voting power have been reported for all shares.

(3)	According to an amendment to Schedule 13D filed with the SEC on November 10, 2008, neither MCM Capital Management, LLC (“MCM”) nor Mr. Lifflander directly owns any shares of Unisys common stock. However, by virtue of being the general partner of MMI Investments, L.P. (“MMI”), MCM may be deemed to be the beneficial owner of the shares owned by MMI and to have sole power over the voting and disposition of such shares as a result of its having the sole power to make voting and disposition decisions on behalf of MMI with respect to the shares held by MMI. Furthermore, as a member of a “group” for purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, Mr. Lifflander may be deemed to beneficially own the shares owned by MMI. Mr. Lifflander has disclaimed beneficial ownership of such shares.

Shown below are the number of shares of Unisys common stock (or stock units) beneficially owned as of February 28, 2009 by all directors and nominees, each of the executive officers named on page 33, and all directors and current officers of Unisys as a group.

		Additional Shares of
	Number of Shares	Common Stock Deemed
Beneficial Owner	of Common Stock (1)(2)(3)	Beneficially Owned(1)(4)	Percent of Class(2)

J.P. Bolduc	63,164	68,000	*
J. Edward Coleman	141,000	—	*
Craig A. Conway	36,205	—	*
Anthony P. Doye	132,006	—	*
James J. Duderstadt	60,527	68,000	*
Henry C. Duques	114,692	68,000	*
Matthew J. Espe	39,458	24,000	*
Denise K. Fletcher	47,078	48,000	*
Janet B. Haugen	59,137	725,000	*
Edwin A. Huston	64,213	68,000	*
Clayton M. Jones	40,433	24,000	*
Leslie F. Kenne	33,135	—	*
Clay B. Lifflander	24,572,000	—	6.6
Richard C. Marcello	28,726	16,667	*
Theodore E. Martin	140,863	68,000	*
Joseph W. McGrath	142,203	1,755,000	*
Charles B. McQuade	110,819	—	*
Nancy S. Sundheim	40,883	499,000	*
All directors and current officers as a group	25,829,876	2,590,667	7.0

*	Less than 1%

(1)	Includes shares reported by directors and officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2)	According to a Form 4 filed with the SEC on November 21, 2008, all 24,572,000 shares shown for Mr. Lifflander are owned directly by MMI Investments, L.P., the general partner of which, MCM Capital Management, LLC (“MCM”), owns, indirectly as such general partner, its proportionate interest of these shares. Mr. Lifflander is a Voting Member and President of MCM. Mr. Lifflander and MCM have disclaimed beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. Mr. Lifflander has informed the Company that the shares owned by MMI Investments, L.P. are held in marginable accounts. If the shares with respect to which Mr. Lifflander has disclaimed beneficial ownership were excluded, the amounts shown in the table for all directors and current officers as a group would be as follows: Number of Shares of Common Stock — 1,257,876; Additional Shares of Common Stock Deemed Beneficially Owned — 2,590,667; Percent of Class — less than 1%.

(3)	Includes:

(a)	Shares held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code, as follows: Ms. Haugen, 15,385; Mr. McGrath, 4,590; Ms. Sundheim, 7,169; current officers as a group, 41,904. With respect to such shares, plan participants have authority to direct voting.

(b)	Stock units, as described on page 46, for directors as follows: Mr. Bolduc, 27,029; Dr. Duderstadt, 26,342; Mr. Duques, 76,557; Mr. Espe, 6,323; Ms. Fletcher, 13,943; Mr. Huston, 30,078; Mr. Jones, 7,298; Mr. Martin, 87,728 and Mr. McQuade, 10,819. They may not be voted.

(4)	Shares shown are shares subject to options exercisable within 60 days following February 28, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The Company’s executive compensation program is based upon the following objectives:

•	attract, retain and motivate executives responsible for the Company’s long-term success;

•	reward executives for achieving both financial and strategic Company goals;

•	align executive and stockholder interests through long-term, equity-based plans; and

•	provide a compensation package that recognizes individual contributions as well as overall business results.

Given these objectives, the Company’s executive compensation program is designed to provide a mix of fixed compensation and at-risk compensation that is heavily weighted towards variable compensation tied to the achievement of specific business objectives and corporate financial goals (both short-term and long-term), as well as to the attainment of the executive’s individual performance objectives. To that end, the principal components of executive officer compensation are:

•	base salary;

•	annual cash incentives tied to annual corporate and individual performance; and

•	long-term incentives in the form of restricted stock units, stock options and/or other stock-based awards.

In addition, executive officers receive other benefits that the Company believes are reasonable and consistent with its overall compensation program. These include supplemental retirement programs and executive perquisites.

Each of the three principal elements of the Company’s executive compensation program is essential to meeting the program’s overall objectives, and most of the compensation components simultaneously fulfill one or more of these objectives. Base salaries, which are the only fixed component of compensation, are used primarily to attract and retain executives responsible for the Company’s long-term success. Annual cash incentive compensation is “at-risk” compensation designed both to reward executives for the achievement of short-term corporate and individual goals and to attract and retain executives. Long-term incentive compensation is intended to align executive and stockholder interests, to motivate and reward executives for long-term business success and to attract and retain executives responsible for this long-term success.

The Company has not adopted a formula to allocate total compensation among its various components. As a general matter, total target compensation, as well as each element of total target compensation, is intended to be consistent with the median for the companies against which Unisys benchmarks the compensation it pays to its executive officers. However, the Company incorporates flexibility into its compensation programs and into the assessment process to respond to and adjust for the changing business environment and to emphasize, as needed, one or more of its compensation objectives.

Benchmarking

The Company’s executive compensation program takes into account the compensation practices of companies with which Unisys competes or could compete for executive talent. In its general review of the Company’s executive compensation program in 2008, the Compensation Committee compared the Company’s overall compensation practices (types of compensation paid, mix of variable and fixed compensation, mix of cash and equity-based compensation and the like) with the compensation practices of the 36 High Technology companies in the Towers Perrin TriComp survey that are principally in the businesses of systems integration and consulting, information technology outsourcing, infrastructure services and hardware technology.

The committee then, in setting compensation levels for the Company’s executive officers, reviewed the officers’ total annual compensation, as well as each component of their total compensation, against the median compensation levels for persons holding comparable positions at a subset of the High Technology companies in the Towers Perrin TriComp survey. The companies included in this subset, which have revenue levels more similar to the Company’s, were:

Advanced Micro Devices Agilent Technologies Applied Materials EMC KLA-Tencor Lenovo	Lexmark International NCR National Semiconductor Nortel Networks Qualcomm	Seagate Technology Sun Microsystems Symantec Texas Instruments Yahoo

As a general proposition, total target compensation, as well as each element of total target compensation, for the Company’s executive officers is intended to be consistent with the median for this smaller group of benchmark companies. However, because the Compensation Committee also takes into consideration both individual and corporate performance, as well as a subjective assessment of the relative complexity and strategic importance of any particular position held, any given executive can be compensated at, above or below the median benchmark levels. For 2008, base salaries and annual incentive targets were generally in line with the benchmark companies. For the reasons set forth below, long-term incentive targets were below the benchmark levels, and, as a result, total target compensation was below competitive levels.

Role of Compensation Consultants and Management

To assist in carrying out its responsibilities, the Compensation Committee regularly consults with the committee’s outside compensation consultant. Under its charter, the Compensation Committee has sole authority to retain and terminate outside compensation consultants, including sole authority to approve the consultant’s fees and other retention terms. In December 2007, the Compensation Committee engaged Watson Wyatt to act as its outside compensation consultant. As the committee’s outside compensation consultant, Watson Wyatt performed such duties as were requested by the committee. Those duties consisted primarily of providing market data and advice to the committee that were used to determine executive and director compensation, particularly analyses of the Company’s executive and director compensation in comparison to the benchmark companies. Watson Wyatt spoke with the chairman of the Compensation Committee, as well as with management, in preparing for committee meetings, regularly attended committee meetings and frequently met in executive session with the Compensation Committee without the presence of management.

The Compensation Committee also receives reports and recommendations from management. In particular, the committee solicits input from the chief executive officer regarding the compensation of those executives reporting directly to him. In connection with these recommendations, the chief executive officer consults with the Company’s head of human resources and senior executive compensation staff and meets periodically with the Compensation Committee’s outside compensation consultant to review the benchmark data. In addition, the chief executive officer provides recommendations, based on the Company’s operating and strategic plans, to the Compensation Committee related to the corporate performance measures used in the Company’s annual and long-term incentive plans, as well as the recommended threshold, target and maximum performance levels. In connection with these recommendations, the chief executive officer consults with the Company’s chief financial officer. Although the chief executive officer regularly attends Compensation Committee meetings, his compensation package is considered by the committee in an executive session without him present, using data, analysis and advice provided by the outside compensation consultant. The Compensation Committee also meets from time to time in executive session with the outside compensation consultant, but without the presence of the chief executive officer or any other members of management, to consider, among other things, the compensation recommendations proposed by the chief executive officer.

Chairman and Chief Executive Officer

Effective October 7, 2008, the Board of Directors elected J. Edward Coleman as the Company’s Chairman of the Board and Chief Executive Officer. In connection with his election, the Company and Mr. Coleman entered into an employment agreement dated October 6, 2008 (and amended on December 22, 2008 to comply with Section 409A of the Internal Revenue Code) covering the terms and conditions of Mr. Coleman’s employment. The agreement provides for a minimum base salary of $972,000 per year, subject to periodic review by the Board of Directors after receiving a recommendation from the Compensation Committee. He is eligible to receive an annual bonus award at a target bonus level of not less than 125% of base salary. Except with respect to the first six months of his employment, the actual bonus payable, if any, will be determined by the Board in its sole discretion after receiving a recommendation from the Compensation Committee and will be based on Mr. Coleman’s attainment of performance criteria to be determined annually by the Board and the Compensation Committee. For the first six months of his employment, Mr. Coleman is guaranteed a bonus of $607,500 if he remains employed by the Company on the applicable bonus payment date. Pursuant to the agreement, on October 8, 2008 Mr. Coleman received a stock option grant for 1,200,000 shares of Unisys common stock and a grant of 300,000 time-based restricted stock units. The stock options are scheduled to vest one-third per year beginning on the first anniversary of the date of grant and expire five years from the date of grant. The restricted stock units are scheduled to vest one-third per year beginning on the first anniversary of the date of grant. Pursuant to the agreement, Mr. Coleman also received, on February 12, 2009, a grant of 900,000 performance-based restricted stock units. These restricted stock units will vest one-third per year beginning on the first anniversary of the date of grant if and to the extent that the performance criteria that are established for making funding available for the Company’s Executive Variable Compensation Plan (the “EVC Plan”) for each of 2009, 2010 and 2011, respectively, are met. For 2009, the EVC Plan performance criteria are based 50% on pre-tax profit and 50% on cash flow. The EVC Plan is discussed below under “Variable Annual Incentive Compensation”. Mr. Coleman is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive stock option and other long-term incentive awards under the company’s long-term incentive plans. For so long as Mr. Coleman’s primary residence is not in the Philadelphia metropolitan area, he will be provided with the use of a company-paid apartment in the Philadelphia metropolitan area for business purposes, the annual expense of which will be approved annually by the Compensation Committee.

In setting the compensation provided for in Mr. Coleman’s agreement, the Board, in consultation with Watson Wyatt, considered both competitive market practices and the challenges facing the Company. Accordingly, salary and target bonus were set near the median for the benchmark companies. The stock options, time-based restricted stock units and performance-based restricted stock units were intended to align Mr. Coleman’s interests with those of stockholders and to provide incentives for him to lead the Company to achieve its performance objectives.

Principal Components of Executive Officer Compensation

As set forth above, the principal elements of the Company’s executive compensation program consist of base salary, annual variable cash incentives and long-term incentive compensation.

Base Salary

Base salaries for elected officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual and comparing such salaries to the benchmark compensation data. Thereafter, increases in salary can be based on the Compensation Committee’s evaluation of any number of factors, including the individual’s level of responsibility, individual performance, pay levels of both the executive in question and other similarly situated executives and the benchmark compensation data. In February 2008, when it conducted its review of executive compensation, the Compensation Committee considered primarily the relationship of executive compensation at the Company to the benchmark compensation data. The committee noted that there had been no salary increases for the Company’s elected officers for two years (except for increases related to the discontinuation of certain executive perquisites) and that inflation had increased by more than 6% during that period. The committee approved a 3.8% salary increase for elected officers, other than Mr. McGrath. The amount of the increase and the resultant new base salaries for Named Officers listed in the Summary Compensation Table on page 33 were as follows:

Name	Previous Base Salary	Amount of Increase	New Base Salary

Joseph W. McGrath	$972,313	$0	$972,313
Janet B. Haugen	$537,985	$20,443	$558,428
Anthony P. Doye	$500,004	$19,000	$519,004
Richard C. Marcello	$457,200	$17,374	$474,574
Nancy S. Sundheim	$488,208	$18,552	$506,760

Following these increases, base salaries for the elected officers remain in line with the median for the benchmark companies.

Variable Annual Incentive Compensation

During 2008, all of the Company’s elected officers were eligible to receive annual cash incentive compensation through the EVC Plan. Compensation under the EVC Plan is “at-risk” compensation intended to motivate and reward executives for the attainment of corporate and/or individual performance goals for the year. Under the plan, the Compensation Committee has the discretion to determine the conditions (including performance objectives) applicable to annual award payments and the amounts of such awards. The amount of incentive compensation awards payable under the plan depends upon (1) a participant’s target annual incentive, (2) the amount of funding the Company makes available for the plan and (3) individual performance. Individual targets for elected officers are approved by the committee and are intended to be competitive in the market for which the Company competes for talent. They are therefore set at or around the median for comparable positions at the benchmark companies. For 2008, target award amounts, which are typically stated as a percentage of base salary, were as follows for the following Named Officers: Joseph W. McGrath — 125%; Janet B. Haugen — 90%; Anthony P. Doye — 95%; Richard C. Marcello — 95%; Nancy S. Sundheim — 75%.

The extent to which the Company makes funding available for the EVC Plan depends upon the degree to which the Company achieves performance targets approved by the Compensation Committee at the beginning of each year. For 2008, the committee determined that awards under the plan would be funded if the Company met certain revenue growth and pre-tax profit (exclusive of gain or loss from divestitures, restructuring charges and retirement-related expense) performance targets. Each target was weighted 50%. Both the revenue growth and the pre-tax profit targets were based on the Company’s Board-approved operating plan, which outlooks the Company’s anticipated results for the year. Target levels (those that would result in funding at 100% if achieved) were the same as the forecasted amounts in the operating plan. The committee also set threshold and maximum performance levels for each criterion, which would result in funding at 50% and 150% of target, respectively, if achieved. No funding would be provided by the Company in respect of a criterion if performance was below the threshold level. In addition, the committee determined that if pre-tax profit at the target level was not achieved, all funding for the year would be reduced by 50%. Both the pre-tax profit and the revenue growth goals were subject to adjustment by the chief executive officer and the Compensation Committee for one-time and extraordinary items. Assuming available funding, the amount of awards granted to individual executives would then depend upon individual performance and could range from 0% to 150% of the individual’s proportionate share of the amount funded.

For 2008, both revenue growth and pre-tax profit were below threshold levels. Therefore, no funds were made available in respect of corporate performance. As a result, only those Named Officers who had received a bonus guarantee as part of their new hire compensation package received a payout under the EVC Plan for 2008.

As set forth above, pursuant to his employment agreement, Mr. Coleman was guaranteed a bonus of $607,500 for the first six months of his employment. Accordingly, he was paid a bonus of $303,750 in respect of the period from October 7 through December 31, 2008. In connection with their employment by the Company in 2007, Mr. Doye and Mr. Marcello were each guaranteed a bonus for 2008 in the amount of $425,000 and $163,832, respectively.

Long-Term Incentive Awards

Long-term incentives in the form of equity-based compensation are intended to ensure that the Company’s executives have a continuing stake in the long-term success of the Company and to align their interests with those of stockholders. They are also used as a vehicle to attract, retain and motivate executives responsible for the Company’s long-term success. The Company makes an annual long-term incentive grant to its executives during the first quarter of the year and also may make grants to newly hired employees in connection with their employment. In 2008, long-term incentives generally took the form of restricted stock unit (“RSU”) awards that vest into shares of Unisys stock after certain restrictions lapse or performance goals are met. In 2008, the Company granted stock options only to certain newly hired employees as part of their new hire compensation package. RSUs and stock options granted to Mr. Coleman in 2008 were granted in connection with his entering into the employment agreement discussed above. The other Named Officers received

RSUs as part of the 2008 annual grant. The total number of RSUs granted to each Named Officer in 2008 is set forth in the Grants of Plan-Based Awards Table, under the heading “Estimated Future Payouts Under Equity-Incentive Plan Awards”.

In 2008, the annual RSU grant to executives was below the median at the benchmark companies. Even though the Company intends for each element of executive compensation to be generally consistent with the median, in 2008, the Company did not want to incur the additional compensation expense that would have been required to be recorded if RSU grants had been made at that level. As a result, the value of the 2008 annual equity-based grant for elected officers was at approximately 73% of the market median for the benchmark companies.

For the 2008 annual grant, in keeping with the Company’s emphasis on tying compensation to the achievement of corporate financial goals, 87.5% of the RSUs awarded were performance-based (50% based on 2008 performance and 37.5% based on a 2008-2010 performance period) and 12.5% were time-based.

The time-based RSUs vest into shares of Unisys common stock in three equal annual installments beginning with the first anniversary of the date of the grant and require that the executive remain with the Company over this time period to receive the shares unless the executive has met certain age and service requirements. The performance-based RSUs granted in 2008 will be earned and vest into shares of Unisys common stock based on the achievement of performance targets approved by the Compensation Committee for the 2008 and 2008-2010 performance periods. The performance-based RSUs also require that the executive be employed by the Company on the date of vesting to receive the shares. The performance targets consist of revenue growth rate and pre-tax profit (exclusive of retirement expense, gain or loss from divestitures and restructuring charges) goals for the relevant performance period, and each is weighted 50%. The targets for the 2008 performance period were based on the Company’s operating plan, which outlooked the Company’s anticipated results for 2008, and the targets for the 2008-2010 performance period were based on the operating plan as well as the Company’s strategic plan, which outlooked anticipated results for periods subsequent to 2008. The committee established threshold, target and maximum performance levels for each of these two performance measures. The RSUs will be converted into shares at rates ranging from 0.5 shares per unit if the threshold level is met to 1.0 share per unit if the target level is met, to 1.5 shares per unit if the maximum level is met. No shares will be issued in respect of a performance measure if the threshold level for that measure is not achieved. Target revenue growth and pre-tax profit levels are the same as those that were forecasted in the operating and strategic plans. For the 2008 performance period, threshold and maximum revenue growth were approximately 98% and 102% of target revenue growth, respectively; threshold and maximum profitability amounts were approximately 66% and 120% of target profitability, respectively. For the 2008-2010 three-year performance period, threshold and maximum revenue growth are approximately 98% and 102% of target revenue growth, respectively; threshold and maximum profitability amounts are approximately 73% and 120% of target profitability, respectively. To the extent the targets for the 2008 performance period were met, RSUs for the 2008 performance period were scheduled to vest one-third per year beginning on February 7, 2009. To the extent targets for the 2008-2010 performance period are met, RSUs for that performance period are scheduled to vest on February 7, 2011.

For 2008, both the Company’s pre-tax profit and its revenue growth performance were below forecasted levels for the year. As a result, with respect to performance-based RSUs granted in 2008 for the 2008 performance period, the Company did not meet the threshold levels for either criterion. Therefore, none of the performance-based RSUs granted in respect of the 2008 performance period will vest into shares of Unisys common stock. Given its performance for 2008, the Company will need to over perform against the strategic plan in the remaining two years of the 2008-2010 performance period in order to achieve the cumulative revenue growth and/or profit targets set for the RSU grants made in respect of that performance period.

Stock Ownership Guidelines

Since 1998, the Company has had stock ownership guidelines in place for elected officers in order to more closely link their interests with those of stockholders. Under the guidelines, as revised in 2005, elected officers are expected to own a specified number of shares of Unisys common stock as follows: chief executive officer — 200,000 shares; executive vice presidents — 75,000 shares; senior vice presidents — 45,000 shares; vice presidents — 25,000 shares. Stock options, including vested stock options, and restricted stock units do not count toward fulfillment of the ownership guidelines. Officers are expected to meet the ownership guidelines by 2010, or within five years of election for officers elected after 2005. The Compensation Committee reviews compliance with the guidelines on an annual basis. The number of shares owned by each of the Named Officers is set forth in the stock ownership table on page 24.

Stock Option/RSU Granting Practices

As set forth above, in 2008 long-term incentives generally took the form of RSUs, rather than stock options, and stock options were granted only to certain newly hired employees as part of their compensation package. Prior to 2006, the Company had primarily granted long-term incentives in the form of stock options. The most prevalent form of stock option grant was the annual grant made to executives. The annual grants were approved at a specified, regularly scheduled meeting of the Compensation Committee early each year. Since 2000, annual stock option grants had been approved at the February meeting; prior to 2000, annual grants were approved at the April meeting. For grants in the United States, the grant date was always the date of the meeting, and the exercise price was at least 100% of the fair market value of Unisys common stock on the date of grant. The dates of regularly scheduled board and committee meetings are generally determined many months in advance as part of the normal board calendaring process.

Stock options granted as part of the hiring process have a grant date no earlier than the date of approval, have an exercise price at least equal to fair market value on the date of grant and, except as noted below, are approved by the Compensation Committee or the Board of Directors. New hire stock option grants are typically reviewed and approved by the Compensation Committee at its regularly scheduled meetings. For these grants, the date of grant is the date of the meeting, if the individual receiving the grant has already commenced employment at Unisys. If the individual has not yet commenced employment, the date of grant is the business day following the individual’s first day of employment. The Compensation Committee has also delegated to the Company’s chief executive officer the authority to grant a limited number of stock options during the year to eligible individuals (other than the chief executive officer, his direct reports and their direct reports). The committee’s delegation of authority specifies that for these stock options the grant date will be either (1) the first business day of the month following the date of the chief executive officer’s approval, if the individual has commenced employment at Unisys, or (2) if the individual has not yet commenced employment, the first business day of the month following the individual’s date of hire. The chief executive officer has no discretion with respect to choosing the grant date, and in all cases, the date of grant occurs after the date the grantee commences employment with Unisys.

From 2006 through 2008, long-term incentive awards primarily took the form of RSUs. As with stock options, the principal award was the annual grant to executives. This grant was made during the first quarter of the year, at the time the Compensation Committee determined the number of units to be granted and finalized the performance criteria for performance-based awards. As with stock options, RSUs may also be granted as part of the hiring process. The same procedures regarding the chief executive officer’s authority with respect to, and the timing of, stock option grants to new employees also apply to RSUs granted to new hires.

Other Benefits

Elected officers participate in the retirement programs discussed below under “Pension Benefits” and “Non-Qualified Deferred Compensation”. In addition, the Company provides death benefits to the beneficiaries of executive officers. Perquisites provided to executive officers include financial counseling/tax preparation services and an annual physical.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code imposes a $1 million annual limit on the amount of compensation that may be deducted by the Company with respect to each Named Officer employed as of the last day of the applicable year. The limitation does not apply to compensation based on the attainment of objective performance goals.

Both the Company’s 2003 Long-Term Incentive and Equity Compensation Plan and its 2007 Long-Term Incentive and Equity Compensation Plan permit the Compensation Committee to design compensation awards to Named Officers that will meet the requirements of Section 162(m) of the Internal Revenue Code. The committee may grant awards under the plans that meet the requirements of Section 162(m) of the Internal Revenue Code at such times as the committee believes that such awards are in the best interests of the Company. The committee has considered the impact of the deduction limitation and has determined that it is not in the best interests of the Company or its stockholders to base compensation solely on objective performance criteria. Rather, the committee believes that it should retain the flexibility to base compensation on its subjective evaluation of performance as well as on the attainment of objective goals.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management. Based on such review and discussion, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

James J. Duderstadt
Clayton M. Jones
Theodore E. Martin
Charles B. McQuade

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to or earned by each individual who served as chief executive officer during 2008, the chief financial officer and the other three most highly compensated executive officers who were serving as such as of December 31, 2008 (the “Named Officers”) for services rendered in all capacities to Unisys.

							Change in
							Pension
						Non-	Value and
						Equity	Non-qualified
						Incentive	Deferred
						Plan	Compen-	All Other
				Stock	Option	Compen-	sation	Compen-
Name and		Salary (1)	Bonus (1)	Awards (2)	Awards (2)	sation (3)	Earnings (4)	sation (5)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

J. Edward Coleman	2008	233,031	303,750	81,641	65,083	—	—	37,030	720,535
Chairman of the Board and Chief Executive Officer (6)
Joseph W. McGrath	2008	972,313	—	(449,484)	—	—	17,686	2,111,358	2,651,873
President and Chief	2007	959,297	—	634,503	—	—	161,371	142,282	1,897,453
Executive Officer (7)	2006	941,667	—	714,624	—	810,000	316,906	104,302	2,887,499
Janet B. Haugen	2008	549,910	—	(148,818)	—	—	—	76,423	477,515
Senior Vice President and	2007	530,410	—	222,919	—	—	9,766	95,016	858,111
Chief Financial Officer	2006	520,833	—	199,416	—	300,000	78,528	24,578	1,123,355
Anthony P. Doye	2008	511,087	425,000	344,205	—	—	—	95,219	1,375,511
Senior Vice President; President Global Outsourcing and Infrastructure Services
Richard C. Marcello	2008	471,437	163,832	382,741	48,809	—	—	83,161	1,149,980
Senior Vice President; President Systems and Technology
Nancy S. Sundheim	2008	499,030	—	146,419	—	—	31,152	78,079	754,680
Senior Vice President, General Counsel and Secretary

(1)	Amounts shown include compensation deferred under the Unisys Savings Plan or a Unisys deferred compensation plan.
(2)	Amounts shown are the amounts recognized for financial statement reporting purposes for each year shown in accordance with FAS 123R except that no estimates for forfeitures in respect of service-based vesting have been taken into account. For a discussion of the assumptions made in such valuation, see note 17 to the Company’s 2008 financial statements. For individuals who were not Named Officers in prior years, the amount shown does not reflect the reversal of previously recorded compensation expense related to performance-based restricted stock units for which it was determined that the performance goals would not be achieved. For more details on grants in 2008, see the Grants of Plan-Based Awards Table below.
(3)	Amounts shown are payouts under the Company’s 2006 turnaround incentive program.
(4)	Amounts shown are the increase in pension value only. For Ms. Haugen, there was a decrease in pension value of $15,656 that is not reflected in the table.
(5)	Amounts shown are tax reimbursements, premiums paid for company-owned life insurance policies, company matching contributions under the Unisys Savings Plan (including amounts credited by the Company to the individual’s account under the Company’s deferred compensation plan as described in “Unisys Savings Plan” on page 41) and perquisites (unless the aggregate amount of perquisites for an individual is less than $10,000). Amounts shown for Mr. McGrath also include the amount accrued in respect of the termination of employment arrangement described on page 42. For 2008, amounts consist of the following: Mr. Coleman — tax reimbursements of $9,250, company matching contributions under the Unisys Savings Plan of $9,902 and perquisites of $17,878, which consist of use of a company-paid apartment, personal use of company aircraft and commuting expense; Mr. McGrath — accrued termination payments of $1,944,626, tax reimbursements of $555, life insurance premiums of $91,492, company matching contributions under the Unisys Savings Plan of $58,339, and perquisites of $16,346, which consist of financial counseling reimbursement, country club dues, commuting expenses and executive physical; Ms. Haugen — life insurance premiums of $43,428 and company matching contributions under the Unisys Savings Plan of $32,995; Mr. Doye — tax reimbursements of $2,214, life insurance premiums of $59,825 and company matching contributions under the Unisys Savings Plan of $33,180; Mr. Marcello — tax reimbursements of $547, life insurance premiums of

$39,507 and company matching contributions under the Unisys Savings Plan of $43,107; Ms. Sundheim — life insurance premiums of $48,137 and company matching contributions under the Unisys Savings Plan of $29,942.

(6)	Mr. Coleman became Chairman of the Board and Chief Executive Officer on October 7, 2008.

(7)	Mr. McGrath resigned as an officer and director of the Company effective October 7, 2008. He remained with the Company through December 31, 2008.

Grants of Plan-Based Awards

The following table sets forth information on grants of plan-based awards during 2008 to the Named Officers.

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:	Exercise	Fair Value
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	of Stock
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Securities	Price of	and
		Plan Awards			Awards			Stock or	Underlying	Option	Option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)	($)

J. Edward Coleman	10/8/08				—	—	—	300,000	1,200,000	1.87	1,428,956
Joseph W. McGrath	2/7/08				274,948	549,896	824,844	137,474			4,531,139
					206,211	412,422	618,633
Janet B. Haugen	2/7/08				69,782	139,563	209,345	34,891			1,149,999
					52,336	104,672	157,008
Anthony P. Doye	2/7/08				77,822	155,643	233,465	38,911			1,282,498
					58,366	116,732	175,098
Richard C. Marcello	2/7/08				69,782	139,563	209,345	34,891			1,149,999
					52,336	104,672	157,008
Nancy S. Sundheim	2/7/08				42,476	84,951	127,427	21,238			699,996
					31,857	63,713	95,570

All awards shown above for Mr. Coleman were granted in accordance with his employment agreement described above in “Compensation Discussion and Analysis”. All such awards were approved by the Board on October 6, 2008. Awards shown for Mr. Coleman under “All Other Stock Awards” are time-based restricted stock units granted under the Unisys Corporation 2003 Long-Term Incentive and Equity Compensation Plan. These awards will vest at a rate of one-third each year beginning on the first anniversary of the date of grant if Mr. Coleman is then employed by the Company. Awards shown for Mr. Coleman under “All Other Option Awards” are non-qualified stock options granted under the Unisys Corporation 2007 Long-Term Incentive and Equity Compensation Plan (the “2007 Plan”). These options will vest one-third each year beginning on the first anniversary of the date of grant if Mr. Coleman is then employed by the Company.

All awards shown above for the other Named Officers were granted under the 2007 Plan. Awards shown under “Estimated Future Payouts Under Equity Incentive Plan Awards” are performance-based restricted stock units that will vest into shares of Unisys common stock if pre-tax profit and/or revenue growth goals are achieved in the 2008 performance period (in the case of the first set of numbers in each row) or in the 2008-2010 performance period (in the case of the second set of numbers in each row). Performance-based units will be converted into shares at a rate of 0 to 1.5 shares per unit depending on the degree to which the performance goals are met. If performance goals had been met, performance-based units granted in respect of the 2008 performance period were scheduled to vest one-third each year beginning on the first anniversary of the date of grant. Because the performance goals for 2008 were not met, none of these units will vest. If performance goals are met and if the individual is then employed by the Company, performance-based units granted in respect of the 2008-2010 performance period will vest on the third anniversary of the date of grant. Awards shown under “All Other Stock Awards” are time-based restricted stock units that will vest at a rate of one-third each year beginning on the first anniversary of the date of grant if the individual is then employed by the Company or has met certain age and service criteria. See “Compensation Discussion and Analysis” above.

Outstanding Equity Awards at Fiscal Year-End

The following table shows equity awards to the Named Officers that were outstanding as of December 31, 2008.

						Stock Awards
									Equity
								Equity	Incentive
								Incentive	Plan
								Plan	Awards:
								Awards:	Market or
								Number	Payout
	Option Awards							of	Value of
			Equity					Unearned	Unearned
			Incentive				Market	Shares,	Shares,
		Number of	Plan			Number of	Value of	Units or	Units or
	Number of	Securities	Awards:			Shares or	Shares or	Other	Other
	Securities	Underlying	Number of			Units of	Units of	Rights	Rights
	Underlying	Unexercised	Securities			Stock That	Stock That	That	That
	Unexercised	Options	Underlying	Option		Have Not	Have Not	Have Not	Have Not
	Options	(#)	Unexercised	Exercise	Option	Vested	Vested	Vested	Vested
	(#)	Unexercisable	Options	Price	Expiration	(#)	($)	(#)	($)
Name	Exercisable	(1)	(#)	($)	Date	(2)	(3)	(4)	(3)

J. Edward Coleman		1,200,000		1.87	10/8/2013	300,000	255,000
Joseph W. McGrath	60,000			34.5938	1/6/2009	154,140	131,019	1,462,317	1,242,969
	20,000			30.1875	4/22/2009
	75,000			34.1250	2/17/2010
	75,000			18.5700	2/15/2011
	200,000			12.1050	2/14/2012
	200,000			24.2100	2/14/2012
	100,000			8.4150	2/13/2013
	85,000			14.2700	2/11/2014
	250,000			9.9750	12/22/2014
	150,000			7.6200	2/9/2010
	600,000			6.0500	12/19/2010
Janet B. Haugen	30,000			30.1875	4/22/2009	39,891	33,907	409,235	347,850
	40,000			34.1250	2/17/2010
	25,000			9.4063	7/27/2010
	50,000			18.5700	2/15/2011
	125,000			12.1050	2/14/2012
	125,000			24.2100	2/14/2012
	80,000			8.4150	2/13/2013
	75,000			14.2700	2/11/2014
	75,000			7.6200	2/9/2010
	100,000			6.0500	12/19/2010
Anthony P. Doye						252,244	214,407	272,375	231,519
Richard C. Marcello	16,667	33,333		9.00	7/18/2012	68,224	57,990	244,235	207,600
Nancy S. Sundheim	12,000			30.1875	4/22/2009	23,738	20,177	216,164	183,739
	12,000			42.3438	9/24/2009
	60,000			7.62	2/9/2010
	25,000			34.125	2/17/2010
	100,000			6.05	12/19/2010
	40,000			18.57	2/15/2011
	75,000			12.105	2/14/2012
	75,000			24.21	2/14/2012
	50,000			8.415	2/13/2013
	50,000			14.27	2/11/2014

(1)	Awards shown are non-qualified stock options scheduled to vest as follows if the individual is then employed by the Company or has met certain age and service criteria: Mr. Coleman — 400,000 shares on each of October 8, 2009, October 8, 2010 and October 8, 2011; Mr. Marcello — 16,667 shares on July 18, 2009, 16,666 shares on July 18, 2010.

(2)	Awards shown are time-based restricted stock units that vest on specified dates if the individual is then employed by the Company or has met certain age and service criteria. Awards shown are scheduled to vest as follows:

Name	Vesting Date	Number of Shares

J. Edward Coleman	10/8/2009	100,000
	10/8/2010	100,000
	10/8/2011	100,000
Joseph W. McGrath	2/7/2009	45,825
	3/8/2009	16,666
	2/7/2010	45,825
	2/7/2011	45,824
Janet B. Haugen	2/7/2009	11,631
	3/8/2009	5,000
	2/7/2010	11,630
	2/7/2011	11,630
Anthony P. Doye	2/7/2009	12,971
	12/6/2009	16,667
	2/7/2010	12,970
	12/6/2010	196,666
	2/7/2011	12,970
Richard C. Marcello	2/7/2009	11,631
	7/18/2009	16,667
	2/7/2010	11,630
	7/18/2010	16,666
	2/7/2011	11,630
Nancy S. Sundheim	2/7/2009	7,080
	3/8/2009	2,500
	2/7/2010	7,079
	2/7/2011	7,079

(3)	Market value reflects the $0.85 closing price of Unisys common stock on December 31, 2008.

(4)	Awards shown are performance-based restricted stock units that vest if performance goals for the relevant performance period are met and the individual is then employed by the Company. The number of shares shown in this column is based on achieving threshold performance goals in the relevant performance period. Awards shown for Mr. McGrath were cancelled on December 31, 2008. Assuming threshold performance goals are met, the restricted stock units for the other Named Officers are scheduled to vest as follows:

Name	Vesting Date	Number of Shares

Janet B. Haugen	2/7/2009	46,521
	3/8/2009	15,000
	2/7/2010	46,521
	3/7/2010	150,000
	2/7/2011	151,193
Anthony P. Doye	2/7/2009	51,881
	2/7/2010	51,881
	2/7/2011	168,613
Richard C. Marcello	2/7/2009	46,521
	2/7/2010	46,521
	2/7/2011	151,193
Nancy S. Sundheim	2/7/2009	28,317
	3/8/2009	7,500
	2/7/2010	28,317
	3/7/2010	60,000
	2/7/2011	92,030

No performance-based restricted stock units scheduled to vest on February 7, 2009 or on March 8, 2009 vested into any shares of Unisys common stock.

Option Exercises and Stock Vested

The following table gives information on stock option exercises and the vesting of stock awards during 2008 for each of the Named Officers.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)

J. Edward Coleman	—	—	—	—
Joseph W. McGrath	—	—	16,667	66,835
Janet B. Haugen	—	—	5,000	20,050
Anthony P. Doye	—	—	16,667	9,334
Richard C. Marcello	—	—	16,667	67,085
Nancy S. Sundheim	—	—	2,500	10,025

Pension Benefits

The Company’s officers participate in three pension plans sponsored by Unisys in the United States:

•	Unisys Pension Plan (“UPP”) — a qualified defined benefit pension plan available to all U.S. employees who met eligibility requirements by December 31, 2006.

•	Unisys Corporation Supplemental Executive Retirement Income Plan (“SERIP”) — a nonqualified excess defined benefit plan available to all U.S. employees who met eligibility requirements by December 31, 2006 and whose qualified plan benefits are limited by the Internal Revenue Code or limited because they have deferred compensation under non-qualified plans. The plan is designed to make up for the benefit shortfall created by the Internal Revenue Code limits and the non-qualified deferrals of compensation.

•	Unisys Corporation Elected Officer Pension Plan (“EOPP”) — a nonqualified defined benefit plan available to all elected officers who met eligibility requirements by December 31, 2006. The plan is designed to provide a minimum target of retirement income for executives.

Effective December 31, 2006, each of these plans was frozen and benefits thereunder ceased to accrue. No new participants are now allowed.

The table below presents pension plan information as of December 31, 2008 for certain of the Named Officers. Mr. Coleman, Mr. Marcello and Mr. Doye are not participants in any of the three pension plans as they did not meet the eligibility requirements for any of the plans prior to December 31, 2006.

		Number of Years	Present Value of	Payments
		of Credited	Accumulated	During Last
Name	Plan Name	Service (#)	Benefit ($)	Fiscal Year ($)

Joseph W. McGrath	UPP	8.000	224,019	—
	SERIP	8.000	224,255	—
	EOPP	8.000	1,552,977	—
Janet B. Haugen	UPP	10.667	228,468	—
	SERIP	10.667	101,896	—
	EOPP	10.667	805,941	—
Nancy S. Sundheim	UPP	19.333	533,116	—
	SERIP	19.333	132,247	—
	EOPP	19.333	1,333,253	—

The present value of the accumulated benefit has been determined assuming benefits commence as of the earliest date at which each executive is entitled to unreduced benefits. This is generally the later of age 62 and achievement of vesting requirements. However, for executives who are not eligible for unreduced benefits prior to age 65, benefits are assumed to commence at age 65. The calculations use the same actuarial assumptions used for financial disclosure requirements for the pension plans, except that the calculations assume that each of the above individuals will remain with the Company until such retirement date and therefore do not apply any decrements in respect of termination, disability and the like. Assumptions as to life expectancy are based on the RP2000 Mortality Table projected to 2010 for healthy males and females. The discount rate used is 6.75%. Where benefits are payable as a 50% contingent annuity without actuarial reduction, which is the case for EOPP participants who are married, benefits have been valued using actuarial factors assuming 80% of plan participants are married and assuming wives are three years younger than husbands.

The following summarizes the benefits under the specific plans:

Unisys Pension Plan

Prior to December 31, 2006, all employees of Unisys were eligible to participate in the UPP on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The UPP provides benefits under two benefit formulas:

1. For service beginning on or after January 1, 2003, benefits accrue each year under a cash balance formula under which a participant’s account is credited with an amount equal to 4% of plan compensation. In addition, the account balance is credited with interest on a monthly basis using the annual interest rates on 5-Year Constant Maturity Treasury Notes, plus 0.25%. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested cash balance benefit is available for payment following termination of employment, and the normal form of payment is a life annuity for single participants (the participant receives the periodic amount during his or her lifetime, with no survivor benefit payable after his or her death), or an actuarially reduced 50% contingent annuity for married participants (the participant receives a reduced periodic benefit during his or her lifetime to reflect the survivor payments, and the participant’s surviving beneficiary receives 50% of the periodic amount the participant received). Other annuity forms are also available on an actuarially equivalent basis. The benefit is also available in the form of a lump sum distribution. All Named Officers who met plan eligibility requirements are eligible for the cash balance benefit.

2. For employees hired prior to January 1, 2003, benefits are also based on a career pay formula. Each year, the annual accrued benefit payable to a participant at normal retirement date (age 65) is increased by 1% of plan compensation, plus 0.35% of plan compensation in excess of one-half of the average Social Security taxable wage base for the five preceding years. Participants ultimately are eligible for the larger of: (a) the career pay formula through the date of termination of employment or (b) the career pay formula accrued through December 31, 2002 plus the cash balance benefit described above. Generally, participants vest in the benefit after completion of three years of service with Unisys. The vested benefit is available for payment following termination of employment and attainment of early retirement eligibility (age 55). The benefit is reduced by 0.5% for each month that the benefit commences prior to age 65. Should the employee terminate employment after attainment of both age 55 and 20 years of service with Unisys, the benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The normal form of payment of the vested career pay benefit is a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. Other annuity forms are also available on an actuarially equivalent basis. All Named Officers who met plan eligibility requirements are eligible for the career pay benefit.

For both formulas, plan compensation is salary, commissions, overtime pay, paid bonus and paid accrued and unused vacation. Compensation includes amounts deferred on a before-tax basis under the Unisys Savings Plan. Excluded from compensation are severance payments, supplements, compensation deferred under a non-qualified plan and other forms of extraordinary compensation. Plan compensation is limited by Section 401(a)(17) of the Internal Revenue Code.

As of December 31, 2008, Mr. McGrath, Ms. Haugen and Ms. Sundheim were vested in their UPP benefit and would have been eligible to immediately receive the cash balance portion of their benefit upon termination of employment. Mr. McGrath and Ms. Sundheim are eligible to receive an early retirement benefit under the career pay formula.

Although benefits ceased to accrue under the UPP effective December 31, 2006, the cash balance accounts continue to grow with interest credits.

Unisys Corporation Supplemental Executive Retirement Income Plan

Prior to December 31, 2006, all employees of Unisys were eligible to participate in the SERIP on the January 1 or July 1 first following attainment of both age 21 and one year of service with Unisys.

The SERIP provides benefits under the same provisions as the UPP except as follows:

•	Plan compensation includes compensation deferred under non-qualified plans and is not limited by Internal Revenue Code Section 401(a)(17).

•	The benefit payable under the UPP is applied as an offset to the benefits available under the SERIP.

•	Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the UPP benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A of the Internal Revenue Code (“Section 409A”)) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or an actuarially reduced 50% contingent annuity for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the SERIP.

As of December 31, 2008, Mr. McGrath, Ms. Haugen and Ms. Sundheim were vested in their SERIP benefit. Mr. McGrath, Ms. Haugen and Ms. Sundheim were vested as of December 31, 2004 and are eligible to immediately receive the pre-2005 cash balance portion of their benefit upon termination of employment. Mr. McGrath and Ms. Sundheim are also eligible to receive an early retirement benefit.

Although benefits ceased to accrue under the SERIP effective December 31, 2006, the cash balance accounts continue to grow with interest credits.

The Company has established a grantor trust relating to the SERIP. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Corporation Elected Officer Pension Plan

Only elected officers of Unisys are eligible to participate in the EOPP.

The EOPP provides a gross annual accrued benefit equal to 4% of final average compensation for each of the first 10 years of credited service, plus 1% of final average compensation for each year of credited service in excess of 10 (but not in excess of 30), minus 50% of the participant’s Social Security benefit. This benefit is reduced by 0.5% for each month that the benefit commences prior to age 62. The gross benefit is offset by the benefits payable under both the UPP and the SERIP.

Final average compensation is the average of the highest consecutive 60 months of plan compensation out of the last 120 months of employment, but no compensation after December 31, 2006 is included. Plan compensation is identical to that used for the SERIP.

Benefits accrued and vested prior to January 1, 2005 are payable at the same time and form as the UPP benefit. Benefits accrued or vested on or after January 1, 2005 are payable following the later of (a) termination of employment (or six months thereafter if the individual is among the top 50 most highly compensated officers, as defined under Section 409A) or (b) attainment of age 55. Such benefit is payable in the form of a life annuity for single participants, or a 50% contingent annuity, which is not actuarially reduced, for married participants. No optional forms of benefit are currently available for benefits accrued or vested on or after January 1, 2005 under the EOPP.

Generally, benefits under the EOPP vest upon the earliest to occur of (a) attainment of age 55 and 10 years of service with Unisys, (b) for executives who were participants on or after January 1, 1997 and before July 19, 2001, attainment of age 50 and five years of service with Unisys or (c) a change in control of Unisys. As of December 31, 2008, Mr. McGrath, Ms. Haugen and Ms. Sundheim were vested in their EOPP benefit. Mr. McGrath and Ms. Sundheim were vested as of December 31, 2004 making that portion of their benefit payable at the same time and in the same form as the UPP benefit. Mr. McGrath and Ms. Sundheim are also eligible to receive an early retirement benefit.

The Company has established a grantor trust relating to the EOPP. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the present value of the accrued pension benefits under the plan.

Unisys Savings Plan

In conjunction with freezing the UPP, SERIP and EOPP defined benefit plans, effective January 1, 2007, the Company increased its matching contributions under the Unisys Savings Plan, which is a tax-qualified defined contribution plan, to 100% of the first 6% of eligible pay contributed by participants on a before-tax basis. If a participant was not eligible to get the full amount of this Company matching contribution under the Savings Plan because his or her eligible pay exceeded the annual compensation limits for qualified plans under the Internal Revenue Code ($230,000 in 2008), or because the participant had deferred some compensation under the Company’s non-qualified 2005 Deferred Compensation Plan, the Company automatically credited the participant’s memorandum account under the 2005 Deferred Compensation Plan with an amount equal to 6% of such excess or deferred eligible pay to make up for the Company matching contributions that were not permitted under the Savings Plan.

Effective January 1, 2009, the Company suspended matching contributions under the Unisys Savings Plan and the credits to the 2005 Deferred Compensation Plan referred to above.

Non-Qualified Deferred Compensation

The table below shows unaudited information with respect to compensation of the Named Officers that has been deferred under a plan that is not tax-qualified. Under the Company’s non-qualified deferred compensation plans, eligible employees may defer until a future date payment of all or any portion of their annual salary or bonus, as well as any vested share unit award under one of the Company’s long-term incentive plans. Amounts deferred are recorded in a memorandum account for each participant and are credited or debited with earnings or losses as if such amounts had been invested in one or more of the approximately 70 professionally managed investment options available under the Unisys Savings Plan, as selected by the participant. Participants may change their investment options at any time. Account balances will be paid either in a single lump sum or in annual installments, as elected by the participant. The memorandum accounts are not funded, and the right to receive future payments of amounts recorded in these accounts is an unsecured claim against the Company’s general assets. However, the Company has established a grantor trust relating to its pre-2005 non-qualified deferred compensation plan. If a change in control of the Company occurs, the Company is required to fund the trust in an amount equal to the aggregate account balances under that plan.

				Aggregate	Aggregate
	Executive	Company	Aggregate	Withdrawals/	Balance at
	Contributions	Contributions	Earnings in	Distributions	December 31,
	in 2008	in 2008	2008	in 2008	2008
Name	($)	($) (1)	($) (2)	($)	($) (3)

J. Edward Coleman	—	182	—	—	182
Joseph W. McGrath	—	44,539	(485,695)	—	433,909
Janet B. Haugen	—	19,195	(49,086)	—	94,354
Anthony P. Doye	—	19,380	(2,744)	—	16,636
Richard C. Marcello	—	29,307	(6,806)	—	26,333
Nancy S. Sundheim	—	16,142	(6,686)	—	24,768

(1)	All amounts shown are in respect of the 6% Company matching contribution on compensation in excess of the Internal Revenue Code limitations, as described above under “Unisys Savings Plan”. All such amounts are reported as compensation in the Summary Compensation Table.

(2)	No amounts shown in this column are reported in the Summary Compensation Table.

(3)	Amounts reported in this column reflect Company matching contributions and earnings (losses) for 2008, as well as for previous years. The Summary Compensation Table for 2007 included the following amounts in respect of Company matching contributions in 2007 for the following Named Officers: Mr. McGrath — $44,058; Ms. Haugen — $18,325.

Potential Payments upon Termination or Change in Control

Under the agreements and plans discussed below, the Named Officers would be entitled to the following payments and benefits upon termination of employment and/or a change in control of the Company.

Termination Arrangements

The Company and Joseph W. McGrath are parties to an agreement, dated January 2, 2008 and amended on December 30, 2008 to comply with Section 409A of the Internal Revenue Code (“Section 409A”), which provides certain termination benefits to Mr. McGrath. Under the agreement, if Mr. McGrath’s employment is terminated by the Company without cause or by Mr. McGrath for good reason (defined generally as a reduction in aggregate compensation target, a reduction in duties or authority or removal as chief executive officer), Mr. McGrath will be entitled to receive an amount equal to two times (1) his base salary (at its then current rate) plus (2) his annual bonus under the EVC Plan (in an amount equal to the average percentage of target bonus paid to him for the three years preceding the employment termination date times the target bonus amount in effect on the termination date). Subject to a six-month delay under Section 409A if Mr. McGrath is among the top 50 most highly compensated officers, this termination payment is to be paid in a lump sum in cash within 30 days of the date of termination. Mr. McGrath and his eligible dependents will also be entitled to receive medical and dental coverage, at the same premium rates charged to active employees, for up to two years following termination of employment. To receive health coverage, Mr. McGrath will be required to pay the full premium charged for the coverage. The Company will then reimburse him the amount of the premium that exceeds the amount he would have paid as an employee, plus a tax gross-up on that amount. Mr. McGrath will cease to be entitled to these health coverage payments if he becomes employed with another employer during such two-year period. The agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment. In the event Mr. McGrath breaches any of these provisions, the Company will have the right to terminate any termination payments due to him. Mr. McGrath’s employment terminated on December 31, 2008. As a result, he will be entitled to receive a termination payment under the agreement in the amount of $1,944,626. Total amounts payable to Mr. McGrath in respect of medical and dental coverage for two years would be approximately $42,570.

As described above in “Compensation Discussion and Analysis” the Company and J. Edward Coleman are parties to an employment agreement covering the terms and conditions of Mr. Coleman’s employment as Chairman of the Board and Chief Executive Officer. The employment agreement also provides certain termination benefits to Mr. Coleman. Under the agreement, if Mr. Coleman’s employment is terminated by the Company without cause or by Mr. Coleman for good reason (defined generally as a reduction in aggregate compensation target, a reduction in duties or authority or removal as chairman and chief executive officer), Mr. Coleman will be entitled to receive an amount equal to two times (1) his base salary (at its then current rate) plus (2) his annual bonus (in an amount equal to the average percentage of target bonus paid to him for the three years preceding the employment termination date times the target bonus amount in effect on the termination date). Subject to a six-month delay under Section 409A if Mr. Coleman is among the top 50 most highly compensated officers, this termination payment is to be paid in a lump sum in cash within 30 days of the date of termination. Mr. Coleman and his eligible dependents will also be entitled to receive medical and dental coverage, at the same premium rates charged to active employees, for up to two years following termination of employment. To receive health coverage, Mr. Coleman will be required to pay the full premium charged for the coverage. The Company will then reimburse him the amount of the premium that exceeds the amount he would have paid as an employee, plus a tax gross-up on that amount. Mr. Coleman will cease to be entitled to these health coverage payments if he becomes employed with another employer during such two-year period. In the event Mr. Coleman’s employment is terminated by reason of disability or death, all compensation and benefits under the agreement will terminate, except that he or his estate will receive benefits under the retirement, welfare, incentive, fringe and perquisite programs generally available to executive officers upon disability or death. If Mr. Coleman’s employment is terminated for cause or by Mr. Coleman for other than good reason, he will be entitled only to the benefits provided to the company’s executive employees upon a similar termination of employment. The agreement includes non-compete, non-solicitation and non-disparagement provisions effective for 12 months from the date of termination of employment. In the event Mr. Coleman breaches any of these provisions, the Company will have the right to terminate any termination payments due to him, and Mr. Coleman must repay any termination payments made to him upon termination of his employment without cause or for good reason. If Mr. Coleman’s employment had terminated on the last business day of 2008 under circumstances entitling him to the payments described above, he would have been entitled to receive a termination payment of $4,374,000. Total amounts payable to Mr. Coleman in respect of medical and dental coverage for two years would be approximately $42,000. Mr. Coleman is also party to a change in control agreement with the Company, as described below. He is not entitled to receive duplicate payments under the change in control agreement and the above agreement. In the event of a conflict, Mr. Coleman will be entitled to benefits under the change in control agreement unless the change in control agreement provides for the payment of benefits under the employment agreement.

Under the terms of his November 2007 new-hire employment arrangement, Anthony P. Doye is entitled to receive continued payment of base salary plus continuation of medical and dental benefits for six months if his employment is terminated by the Company without cause within 24 months of his hire date. If Mr. Doye’s employment had been terminated at December 31, 2008 without cause, these would have had a value of $259,502 and $10,229, respectively.

Change in Control Agreements

The Company has entered into change in control employment agreements with its elected officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control. A change in control is generally defined as (1) the acquisition of 20% or more of Unisys common stock, (2) a change in the majority of the Board of Directors unless approved by the incumbent directors (other than as a result of a contested election) and (3) certain reorganizations, mergers, consolidations, liquidations or dissolutions. Each agreement has a term ending on the third anniversary of the date of the change in control and provides that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the Company’s employ during the term, performing comparable duties to those being performed immediately prior to the change in control and at compensation and benefit levels that are at least equal to the compensation and benefit levels in effect immediately prior to the change in control. For purposes of determining compensation levels, base salary must be at least equal to the highest salary paid or payable to the executive during the 12 months preceding the change in control, and bonus must be at least equal to the highest bonus paid or payable to the executive under the EVC Plan (or any comparable bonus or retention amount under any predecessor or successor plan or retention agreement) for the three fiscal years preceding the change in control (the “Recent Annual Bonus”).

If, following a change in control, the Company terminates the executive without cause or the executive terminates employment for good reason (generally defined as a reduction in the executive’s compensation or responsibilities or a change in the executive’s job location), or if the executive voluntarily terminates employment for any reason during the 30-day period following the first anniversary of the date of the change in control, the terminated executive will be entitled to receive special termination benefits. For officers other than Mr. Coleman, these benefits are as follows: (1) a pro-rated bonus for the year in which the termination occurs (based on the higher of (a) the Recent Annual Bonus and (b) the annual bonus paid or payable for the most recent fiscal year during the term of the agreement (such higher amount, the “Highest Annual Bonus”)), (2) a lump sum payment equal to three years base salary and bonus (based on the highest salary paid or payable during the term of the agreement and the Highest Annual Bonus), (3) a lump sum payment equal to the excess of the actuarial value of the pension benefit the executive would have accrued if the executive’s employment had continued for three years after the termination date over the actuarial value of the actual pension benefit payable as of the termination date, (4) a lump sum payment equal to the amount of premiums the Company would have paid to continue the executive in the Company’s welfare (other than health) plans for the three-year period, (5) for three years following the termination of employment, continued eligibility for coverage under the Company’s health plans at the same premium rates applicable to active employees and (6) outplacement services. To receive health coverage, the executive will be required to pay the full premium charged for the coverage. The Company will then reimburse the executive the amount of the premium that exceeds the amount the executive would have paid as an employee, plus a tax gross-up on that amount. Except as described below, if any payment or distribution by the Company to the executive is determined to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the executive is entitled to receive a payment on an after-tax basis equal to the excise tax imposed. However, if the gross-up payment in respect of the excise tax would not result in a net after-tax benefit to the executive of at least $50,000, then no gross-up payment will be made, and the termination payments will be reduced (a “Cutback”) to an amount that will not give rise to the excise tax. The executive is under no obligation to mitigate amounts payable under these agreements.

Mr. Coleman is entitled to the same special termination benefits enumerated above, except that (a) the lump sum payment referred to in (2) above will be equal to two years salary and bonus, (b) the lump sum payment referred to in (4) above will be for two years of welfare plan premiums and (c) the continued eligibility for health coverage referred to in (5) above will be for two years. In addition, Mr. Coleman’s agreement does not provide for any gross-up for any excise tax imposed on any payment by the Company under Section 4999 of the Internal Revenue Code. The payments will be reduced to avoid the imposition of the excise tax if doing so would result in greater after-tax benefits to Mr. Coleman.

If the Named Officers had become entitled to the special termination benefits described above on the last business day of 2008, they would have received the following:

		Lump Sum
		Payment for		Value of	Welfare	Health
	Pro-Rata	Salary	Pension	Outplacement	Benefit Plan	Coverage	Excise Tax
	Bonus	and Bonus	Accrual	Services	Premiums	Payments	Gross-Up	Total
Name	($) (1)	($) (1) (2)	($) (1) (3)	($) (4)	($)	($)	($) (5)	($) (1) (6)

J. Edward Coleman	303,750	4,374,000	411,885	50,000	19,878	42,138	—	5,201,651
Janet B. Haugen	—	1,675,284	100,517	50,000	17,480	63,830	788,266	2,695,377
Anthony P. Doye	425,000	2,832,012	195,421	50,000	16,261	65,685	1,658,599	5,242,978
Richard C. Marcello	382,500	2,571,222	177,223	50,000	14,888	1,791	1,530,436	4,728,060
Nancy S. Sundheim	—	1,478,495	91,217	50,000	15,883	2,870	—	1,638,465

(1)	No bonuses under the EVC Plan were paid to Ms. Haugen and Ms. Sundheim for 2005, 2006 or 2007. Therefore, the numbers in the table for them do not include any amounts in respect of bonus. If amounts paid to Ms. Haugen and Ms. Sundheim for 2006 under the Company’s 2006 Turnaround Incentive Plan were deemed to be bonus, the amounts shown for pro-rata bonus would have been as follows: Ms. Haugen — $300,000; Ms. Sundheim — $403,750. The amounts for lump sum salary and bonus, pension accrual and excise tax gross-up shown in the table would have been adjusted accordingly, with the result that amounts shown in the “Total” column would have been as follows: Ms. Haugen — $4,611,754; Ms. Sundheim — $4,891,116.

(2)	Amount shown for Ms. Sundheim reflects a $41,785 Cutback in order to avoid the imposition of the excise tax.

(3)	As set forth above, the Company’s defined benefit plans were frozen as of December 31, 2006. Therefore, the amounts shown represent the Company matching contribution equivalent to 6% of eligible pay under the Unisys Savings Plan discussed above.

(4)	The agreements provide for reasonable outplacement services directly related to the termination of the executive’s employment. The executive may select the provider of outplacement services, and therefore the costs actually incurred will vary by individual. The Company believes that the amounts shown in this column are a reasonable estimate of the potential costs of outplacement services.

(5)	Change in control payments are assumed to consist of the amounts shown in the table, as well as the value of any accelerated vesting of equity awards pursuant to the terms of the Company’s long-term incentive plans. The calculations use a Federal excise tax rate of 20%, a Federal income tax rate of 35%, a Medicare tax rate of 1.45% and the current income tax rates for the states of residence of the Named Officers.

(6)	Amounts shown in this column do not include the value of the vested awards shown in the table below under “Long-Term Incentive Plans”.

Mr. McGrath resigned as an officer of the Company effective October 7, 2008 and was not a party to a change in control agreement at December 31, 2008. He was therefore not entitled to payments of the type set forth in the table.

Long-Term Incentive Plans

Under the Company’s long-term incentive plans, if a change in control occurs, all time-based awards will become fully vested and, depending on the applicable plan, either a pro-rata portion (based on the completed portion of the related performance cycle) or the full amount of the target amount of performance-based awards will vest. In addition, all unvested stock options will become immediately exercisable. If a change in control had occurred on the last business day of 2008, the Named Officers would have become vested in the following number of restricted stock units, having the following values:

	Vested Units	Value of Vested Units
Name	(#)	(1) ($)

J. Edward Coleman	300,000	255,000
Joseph W. McGrath	1,466,457	1,246,488
Janet B. Haugen	399,126	339,257
Anthony P. Doye	524,619	445,926
Richard C. Marcello	312,459	265,590
Nancy S. Sundheim	219,902	186,917

(1)	Based on the $.85 closing price of Unisys common stock on December 31, 2008.

In addition, for the following Named Officers the following number of stock options would have become exercisable at the following exercise prices:

Name	Number of Stock Options	Exercise Price

J. Edward Coleman	1,200,000	$1.87
Richard C. Marcello	33,333	$9.00

A discussion of amounts payable to the Named Officers under the pension plans sponsored by the Company begins on page 37. As set forth in “Pension Benefits”, benefits under the Elected Officer Pension Plan become immediately vested upon a change in control of the Company.

Compensation of Directors

In 2008, the Company’s non-employee directors received an annual retainer/attendance fee for regularly scheduled meetings of $60,000 and a meeting fee of $1,500 per meeting for attendance at certain additional Board and committee meetings. In addition, for the portion of the year that he served in each capacity, Mr. Duques received a pro-rata portion of (a) a $100,000 annual retainer for serving as the non-executive Chairman of the Board and (b) a $25,000 annual retainer for serving as Lead Director; chairmen of committees other than the audit committee each received a $5,000 annual retainer; and the chair of the audit committee received a $20,000 annual retainer. In February 2008, the Board also approved an annual grant to each non-employee director of restricted stock units having a value of $130,000 (based on the fair market value of Unisys common stock on the date of grant). Accordingly, on February 7, 2008 each non-employee director received a grant of 31,554 restricted stock units. The restricted stock units vest in three annual installments beginning one year after the date of grant and will be settled in shares of Unisys common stock. In 2008, the Company also began making pro-rated restricted stock unit grants to directors who join the Board after the date of the annual grant. Accordingly, the following directors received the following grants: Craig A. Conway — 13,228 restricted stock units vesting in three annual installments beginning on August 15, 2008; each of Clay B. Lifflander and Charles B. McQuade — 23,876 restricted stock units vesting in three annual installments beginning on July 24, 2009. On December 4, 2008, the Board approved a grant of 21,277 shares of common stock (having a value as of that date of $10,000) to Craig A. Conway in recognition of his leadership in the search for the Company’s new chief executive officer.

The annual retainers described above are paid in monthly installments in cash. However, directors may choose, on an annual basis, to receive these fees in the form of common stock equivalent units. The value of each stock unit at any point in time is equal to the value of one share of Unisys common stock. Stock units are recorded in a memorandum account maintained for each director. A director’s stock unit account is payable in Unisys common stock, either upon termination of service or on a date specified by the director, at the director’s option. Directors do not have the right to vote with respect to any stock units. Directors also have the opportunity to defer until termination of service, or until a specified date, all or a portion of their cash fees under the Company’s deferred compensation plan for directors. Under this plan, any deferred cash amounts, and earnings or losses thereon (calculated by reference to the investment options available under the Unisys Savings Plan and selected by the director), are recorded in a memorandum account maintained for each director. The right to receive future payments of deferred cash accounts is an unsecured claim against the Company’s general assets. Directors who are employees of the Company do not receive any cash, stock units, stock options or restricted stock units for their services as directors.

The table below provides a summary of Director Compensation for 2008.

					Change in
					Pension Value
					and
	Fees			Non-Equity	Nonqualified
	Earned or	Stock	Option	Incentive Plan	Deferred	All Other
	Paid in Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($) (1)	($) (2),(3)	($) (4)	($)	Earnings	($) (5)	($)

J.P. Bolduc	69,500	130,002	—	—	—	—	199,502
Chairman, Finance Committee
Craig A. Conway	63,000	106,347	—			10,000	179,347
James J. Duderstadt	69,500	130,002	—	—	—	—	199,502
Chairman, Nominating and Corporate Governance Committee
Henry C. Duques	147,500	130,002	—	—	—	—	277,502
Non- Executive Chairman of the Board/Lead Director
Matthew J. Espe	72,000	146,224	—	—	—	—	218,224
Denise K. Fletcher	72,000	130,002	—	—	—	—	202,002
Edwin A. Huston	92,000	130,002	—	—	—	—	222,002
Chairman, Audit Committee
Clayton M. Jones	66,000	178,214	—	—	—	—	244,214
Leslie F. Kenne	70,500	117,601	—	—	—	—	188,101
Clay B. Lifflander	38,000	23,218					61,218
Theodore E. Martin	68,000	130,002	—	—	—	—	198,002
Chairman, Compensation Committee
Charles B. McQuade	38,000	23,218	—	—	—	—	61,218

(1)	Amounts shown are the annual retainer/meeting fee, annual fees for chairmen of committees and non-executive Chairman of the Board/Lead Director and meeting fees for attendance at additional meetings. Includes amounts that have been deferred under the deferred compensation plan for directors. Also includes the value of stock units received in lieu of cash payments of retainers and fees, as described above.

(2)	Amounts shown are the amounts recognized for financial statement reporting purposes with respect to 2008 in accordance with FAS 123R except that no estimates for forfeitures in respect of service-based vesting have been taken into account. For a discussion of the assumptions made in such valuation, see note 17 to the Company’s 2008 financial statements. The grant-date fair value of the 31,554 restricted stock units granted to directors on February 7, 2008 was $130,002. The grant date fair value of the 13,228 restricted stock units granted to Mr. Conway was $55,624. The grant date fair value of the 23,876 restricted stock units granted to each of Mr. Lifflander and Mr. McQuade was $86,670.

(3)	At December 31, 2008, directors had outstanding restricted stock units as follows: Mr. Bolduc — 43,905; Mr. Conway — 40,372; Dr. Duderstadt — 43,905; Mr. Duques — 43,905; Mr. Espe — 43,905; Ms. Fletcher — 43,905; Mr. Huston — 43,905; Mr. Jones — 43,905; Ms. Kenne — 43,905; Mr. Lifflander — 23,876; Mr. Martin — 43,905; Mr. McQuade — 23,876. Directors also had outstanding stock units in respect of directors’ fees as follows: Mr. Bolduc — 27,029; Mr. Conway — 0; Dr. Duderstadt — 26,342; Mr. Duques — 60,826; Mr. Espe — 6,323; Ms. Fletcher — 13,943; Mr. Huston — 30,078; Mr. Jones — 7,298; Ms. Kenne — 0; Mr. Lifflander — 0; Mr. Martin — 73,826; Mr. McQuade — 10,819.

(4)	At December 31, 2008, directors had outstanding stock options as follows: Mr. Bolduc — 68,000; Mr. Conway — 0; Dr. Duderstadt — 68,000; Mr. Duques — 68,000; Mr. Espe — 24,000; Ms. Fletcher — 48,000; Mr. Huston — 68,000; Mr. Jones — 24,000; Ms. Kenne — 0; Mr. Lifflander — 0; Mr. Martin — 68,000; Mr. McQuade — 0.

(5)	Amount shown is the grant date fair value of the 21,277 shares granted to Mr. Conway on December 4, 2008.

Under the Company’s stock ownership guidelines, as revised effective April 30, 2008, directors are expected to own 25,000 shares of the Company’s common stock within five years. This goal must be achieved by April 30, 2013 for directors in office on April 30, 2008 and within five years after election date for directors elected after April 30, 2008. Stock units received in respect of directors’

fees count toward fulfillment of the ownership guidelines; stock options, including vested stock options, and restricted stock units do not count. The number of shares owned by each director is set forth in the stock ownership table on page 24.

GENERAL MATTERS

Policy on Confidential Voting

It is the Company’s policy that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to the Company, its affiliates, directors, officers and employees or to any third parties, except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of the Company. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. The Company may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available to the Company.

Stockholder Proposals and Nominations

Stockholder proposals submitted to the Company for inclusion in the proxy materials for the 2010 annual meeting of stockholders must be received by the Company by December 17, 2009.

Any stockholder who intends to present a proposal at the 2010 annual meeting and has not sought to include the proposal in the Company’s proxy materials must deliver notice of the proposal to the Company no later than February 27, 2010.

Any stockholder who intends to make a nomination for the Board of Directors at the 2010 annual meeting must deliver to the Company no later than January 29, 2010 (a) a notice setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of Unisys capital stock beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) any other information concerning each nominee that would be required by the SEC in a proxy statement soliciting proxies for the election of the nominee and (b) the directors’ questionnaire, representation and agreement required by Article I, Section 8 of the Company’s Bylaws.

Householding of Proxy Materials

This year, a number of brokers with accountholders who are owners of Unisys common stock will be “householding” our proxy materials. This means that only one copy of the Notice and/or this proxy statement and the 2008 annual report may have been sent to you and the other Unisys stockholders who share your address. Householding is designed to reduce the volume of duplicate information that stockholders receive and the Company’s printing and mailing expenses.

If your household has received only one copy of the proxy materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call us at 215-986-5777, or write us at Investor Relations, A2-17, Unisys Corporation, Unisys Way, Blue Bell, PA 19424-0001. We will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact us in the same manner.

Other Matters

At the date of this proxy statement, the Board of Directors knows of no matter that will be presented for consideration at the annual meeting other than those described in this proxy statement. If any other matter properly comes before the annual meeting, the persons appointed as proxies will vote thereon in their discretion.

The Company will bear the cost of soliciting proxies. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys common stock. Solicitation may also be made personally or by telephone by the Company’s directors, officers and regular employees without additional compensation. In addition, the Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $15,000, plus expenses.

By Order of the Board of Directors,

Nancy Straus Sundheim
Senior Vice President, General Counsel
and Secretary

Dated: April 16, 2009

ANNEX A

FORM OF CERTIFICATE OF AMENDMENT
OF THE
RESTATED CERTIFICATE OF INCORPORATION
OF
UNISYS CORPORATION

UNISYS CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The name of the corporation is Unisys Corporation.

SECOND: Section 1 of Article FOURTH of the Corporation’s Restated Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“ARTICLE IV

Section 1.  The total number of shares of all classes of stock which the Corporation shall have authority to issue is [ • ]1 shares, divided into two classes consisting of [ • ]2 shares of Common Stock, par value $.01 per share (“Common Stock”), and 40,000,000 shares of Preferred Stock, par value $1 per share (“Preferred Stock”). The Board of Directors shall have authority by resolution to issue the shares of Preferred Stock from time to time on such terms as it may determine and to divide the Preferred Stock into one or more series and, in connection with the creation of any such series, to determine and fix by the resolution or resolutions providing for the issuance of shares thereof:

A. the distinctive designation of such series, the number of shares which shall constitute such series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors, and the stated value thereof, if different from the par value thereof;

B. the dividend rate, the times of payment of dividends on the shares of such series, whether dividends shall be cumulative, and, if so, from what date or dates, and the preference or relation which such dividends will bear to the dividends payable on any shares of stock of any other class or any other series of this class;

C. the price or prices at which, and the terms and conditions on which, the shares of such series may be redeemed;

D. whether or not the shares of such series shall be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions related to the operation thereof;

1 The number of authorized shares of all classes of stock following the Effective Time (as defined below) will be equal to the sum of the number of authorized shares of Common Stock following the Effective Time determined in accordance with Footnote 2 below plus 40,000,000.
2 The number of authorized shares of Common Stock following the Effective Time will be equal to the quotient, rounded to the nearest whole number, of 720,000,000 divided by the number of shares of Common Stock to be combined into one share in connection with the Reverse Stock Split determined in accordance with Footnote 3 below.

E. whether or not the shares of such series shall be convertible into, or exchangeable for, any other shares of stock of the Corporation or any other securities and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

F. the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up or upon any distribution of the assets, of the Corporation;

G. whether or not the shares of such series shall have priority over or parity with or be junior to the shares of any other class or series in any respect, or shall be entitled to the benefit of limitations restricting (i) the creation of indebtedness of the Corporation, (ii) the issuance of shares of any other class or series having priority over or being on a parity with the shares of such series in any respect, or (iii) the payment of dividends on, the making of other distributions in respect of, or the purchase or redemption of shares of any other class or series on parity with or ranking junior to the shares of such series as to dividends or assets, and the terms of any such restrictions, or any other restriction with respect to shares of any other class or series on parity with or ranking junior to the shares of such series in any respect;

H. whether such series shall have the voting rights, in addition to any voting rights provided by law and, if so, the terms of such voting rights, which may be general or limited; and

I. any other powers, preferences, privileges, and relative participating, optional, or other special rights of such series, and the qualifications, limitations or restrictions thereof, to the full extent now or hereafter permitted by law.

The powers, preferences and relative participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of Preferred Stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative.

Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Restated Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, each [ • ]3 shares of the Corporation’s Common Stock, par value $.01 per share, issued and outstanding immediately prior to the Effective Time shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by the Corporation or the holder thereof, subject to the treatment of fractional share interests as described below (such combination, the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest) from the Corporation’s transfer agent in lieu of such fractional shares in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by the Corporation’s transfer agent of all fractional shares otherwise issuable.

3 By approving this Certificate of Amendment, stockholders are approving a combination of any number of shares of Common Stock, between and including five and twenty, into one share. The Certificate of Amendment that is filed with the Secretary of State of the State of Delaware will include only one ratio determined by the Board of Directors of the Corporation to be in the best interests of the Corporation and its stockholders following stockholder approval of this Certificate of Amendment and prior to the time of filing of this Certificate of Amendment.

Stockholders who hold certificates that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”) shall be entitled to receive such cash payment in lieu of fractional shares upon receipt by the Corporation’s transfer agent of the stockholder’s properly completed and duly executed transmittal letter and the surrender of the stockholder’s Old Certificates. After the Effective Time, each Old Certificate that has not been surrendered shall represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

THIRD: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: The foregoing amendment shall be effective as of 11:59 p.m., Eastern time, on the date of filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed as of the           day of          , 20  .

UNISYS CORPORATION

By:
Name:

Title:

UNISYS CORPORATION
UNISYS WAY
BLUE BELL, PA 19424
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions. Your Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Internet voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you access the website and follow the instructions provided.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Unisys Corporation in mailing proxy materials, you can consent to receive all future proxy statements, annual reports and proxy cards electronically. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.
VOTE BY TELEPHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Your telephone vote authorizes the named proxies to vote the shares in the same manner as if you marked, dated, signed and returned the proxy card. Telephone voting is available until 11:59 p.m. Eastern Time the day before the cut-off or annual meeting date. Have your proxy card in hand when you call and follow the instructions provided.
VOTE BY MAIL
Mark, date, sign and return your proxy card in the enclosed envelope or return it to Unisys Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M13480-P76946	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNISYS CORPORATION	For	Withhold	For All	To withhold authority to vote for any individual
	All	All	Except	nominee(s), mark “For All Except” and write the
number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.	☐	☐	☐

Vote on Directors
1.	ELECTION OF TWO DIRECTORS
Nominees:

01)	J. Edward Coleman

02)	Leslie F. Kenne

Vote on Proposals		For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2009	☐	☐	☐

3.
Approval of an amendment to the Company’s Restated Certificate of Incorporation to (a) effect a reverse stock split of the Company’s common stock at a reverse split ratio of between 1-for-5 and 1-for-20, which ratio will be selected by the Company’s Board of Directors, and (b) decrease the number of authorized shares of common stock on a basis proportional to the reverse split ratio approved by the Board of Directors
		☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no direction is given, this proxy will be voted FOR items 1, 2 and 3, and the trustee for the Savings Plan will vote as described on page 2 of the proxy statement.

 Mark here for address change or comments. SEE REVERSE SIDE                                    ☐

	Yes	No

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give your full title. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.
Please indicate if you would like to keep your vote confidential.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Annual Meeting of Stockholders
May 28, 2009
9:30 a.m.
Philadelphia Marriott West
111 Crawford Avenue
West Conshohocken, Pennsylvania
YOUR VOTE IS IMPORTANT
THANK YOU FOR VOTING
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
Notice of 2009 Annual Meeting and Proxy Statement and 2008 Annual Report are available at www.proxyvote.com.

M13481-P76946
UNISYS CORPORATION
PROXY FOR ANNUAL MEETING TO BE HELD MAY 28, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints J. Edward Coleman, James J. Duderstadt and Henry C. Duques, and each of them, proxies, with power of substitution, to vote all shares of common stock which the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of Unisys Corporation, and at any adjournments thereof, as directed on the reverse side hereof with respect to the items set forth in the accompanying proxy statement and in their discretion upon such other matters as may properly come before the meeting. This card also provides voting instructions (for shares credited to the account of the undersigned, if any) to the trustee for the Unisys Savings Plan (the “Savings Plan”) as more fully described on page 2 of the proxy statement.
IF YOU ARE VOTING BY MAIL, PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING
INSTRUCTION CARD IN THE ENCLOSED ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)